Exhibit 99.b

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

PROFESSIONAL DIVERSITY NETWORK, INC.,

MERGER SUB, INC.,

NAPW, INC. and

MATTHEW B. PROMAN

Dated as of July 11, 2014

i

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

EXHIBITS AND ANNEXES

Exhibit 1 – NAPW, Inc. Voting Agreement
Exhibit 2 – PDN, Inc. Voting Agreement
Exhibit 3 – Form of Certificate of Incorporation of Merger Sub
Exhibit 4 – Form of Bylaws of Merger Sub
Exhibit 5 – Form of PDN Charter Amendment
Exhibit 6 – Form of PDN Bylaw Amendment
Exhibit 7 – Registration Rights and Lock-Up Agreement
Exhibit 8 – Form of Seller Note
Exhibit 9 – Form of NAPW Key Employee Employment Agreement
Annex A – Approving Professional Diversity Network, Inc. Stockholders

THIS AGREEMENT AND PLAN OF MERGER, dated as of July __, 2014 (this “Agreement”), among Professional Diversity Network, Inc., a Delaware corporation (“PDN”), Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PDN (“Merger Sub”), NAPW, Inc., a New York subchapter S-corporation (“NAPW”), and Matthew Proman, in his capacity as the sole shareholder of NAPW (“Proman”).

WHEREAS, pursuant to this Agreement, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the New York Business Corporation Law (“NYCL”), NAPW will be merged with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”), and as a result of the Merger, Merger Sub will continue as a direct, wholly owned subsidiary of PDN;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to PDN’s willingness to enter into this Agreement, Proman, in his capacity as the sole shareholder of NAPW, has entered into a Voting and Lock-Up Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 1 hereto (the “NAPW Voting Agreement”), pursuant to which Proman, among other things, has agreed to vote all of his stock of NAPW, constituting all of the issued and outstanding NAPW capital stock, in favor of the adoption of the NAPW Stockholder Approval Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to PDN’s willingness to enter into this Agreement, Proman has entered into a Registration Rights and Lock-Up Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 7 hereto (the “Registration Rights Agreement”), pursuant to which PDN has agreed to provide certain registration rights and Proman has, among other things, agreed not to transfer any portion of the Merger Share Consideration to any third party for the periods set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to NAPW’s willingness to enter into this Agreement, those certain stockholders of PDN listed on Annex A (the “Approving PDN Stockholders”) have entered into a Voting Agreement, dated as of the date of this Agreement, a copy of which is attached as Exhibit 2 hereto (the “PDN Voting Agreement”), pursuant to which such Approving PDN Stockholders have, among other things, agreed to vote all of the stock of PDN owned by such Approving PDN Stockholders in favor of the adoption of the PDN Stockholder Approval Matters;

WHEREAS, the board of directors of NAPW (the “NAPW Board of Directors”) has unanimously (i) determined that it is in the best interests of NAPW and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend its adoption by the stockholders of NAPW;

WHEREAS, the board of directors of PDN (the “PDN Board of Directors”) has unanimously (i) determined that it is in the best interests of PDN and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the stockholders of PDN approve the PDN Stockholder Approval Matters;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and PDN, as its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the sole stockholder of Merger Sub approve the Merger and adopt this Agreement; and

WHEREAS, PDN, Merger Sub and NAPW desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, PDN, Merger Sub and NAPW agree as follows:

ARTICLE I
THE MERGER

Section 1.1             The Merger.  At the Effective Time (as defined below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the NYCL, NAPW will be merged with and into Merger Sub, whereupon the separate corporate existence of NAPW will cease, and Merger Sub will continue as the surviving corporation of the Merger and as a direct, wholly owned subsidiary of PDN.  Merger Sub in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Subsidiary.”

Section 1.2             Closing.  The closing of the Merger (the “Closing”) will take place remotely via the exchange of documents and signature pages on a date and time to be specified by the parties (the “Closing Date”), which shall be the second Business Day after the satisfaction or waiver (to the extent waiver is permitted by applicable Law) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if legally permissible) of those conditions) or at such other place, date and time as NAPW and PDN may agree in writing.

Section 1.3             Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing certificates of merger (each, a “Certificate of Merger”) with the Secretary of State of the State of Delaware and with the New York Department of State and making all other filings or recordings required under the DGCL or the NYCL in connection with the Merger.  The Merger shall become effective at such time as the Certificates of Merger are duly filed with the Secretary of State of the State of Delaware and the New York Department of State, or at such later date as the parties shall agree and as shall be set forth in the Certificates of Merger (the time the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4             Effects of the Merger.  The effects of the Merger will be as provided in this Agreement and in the applicable provisions of the DGCL and the NYCL.  Without limiting the generality of the foregoing, at the Effective Time, all the assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of NAPW shall vest in the Surviving Subsidiary, and all obligations of NAPW shall become the obligations of the Surviving Subsidiary, all as provided in the DGCL, the NYCL and the other applicable Laws.  At and after the Effective Time, the officers and directors of the Surviving Subsidiary will be authorized to execute and deliver, in the name and on behalf of NAPW, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of NAPW, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Subsidiary any and all right, title and interest in, to and under any of the properties, assets or rights of NAPW.  From and after the Effective Time, PDN shall trade under the symbol “IPDN” on NASDAQ, as further determined by the PDN Board of Directors.

Section 1.5             Certificate of Incorporation and Bylaws of the Surviving Subsidiary.

(a)           At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Subsidiary until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

(b)           At the Effective Time and without any further action on the part of NAPW or Merger Sub, the bylaws of the Surviving Subsidiary shall be the bylaws of the Surviving Subsidiary until thereafter amended in accordance with the provisions thereof and this Agreement and applicable Law.

Section 1.6             Directors.  The directors of NAPW immediately prior to the Effective Time shall be the initial directors of the Surviving Subsidiary and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 1.7             Officers.  The officers of NAPW immediately prior to the Effective Time shall be the initial officers of the Surviving Subsidiary and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 1.8             Tax Consequences.  It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation sections 1.368-1(c) and 1.368-2(g).

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1             Effect of Merger on Capital Stock of NAPW and Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of NAPW, Merger Sub or the holders of any securities of NAPW or Merger Sub:

(a)           Conversion of NAPW Common Shares.  Subject to Section 2.1(d), Section 2.1(e), Section 2.1(f), Section 2.3(c), and Section 5.5, all of the issued and outstanding common shares of NAPW (the “NAPW Common Shares,” and each, a “NAPW Common Share”) issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, be automatically converted into and shall thereafter represent the right to receive, in the aggregate, 5,110,975 shares of PDN Common Stock (subject to adjustment as provided in this Agreement, the “Merger Share Consideration”), in each case upon surrender of the certificate(s) representing such NAPW Common Shares, and all NAPW Common Shares that have been converted into the right to receive the Merger Share Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist. At the Effective Time, PDN shall withhold from the Merger Share Consideration the Escrowed Shares to be distributed in accordance with Section 5.5.  At the Effective Time, PDN shall issue to (i) Proman the Merger Share Consideration consisting of 5,110,975, (ii) Jones 959,096 shares of PDN Common Stock (the “Jones Shares”) and (iii) Wesser 239,774 shares of PDN Common Stock (the “Wesser Shares”).

(b)           Cancellation of Treasury Stock and PDN and Merger Sub-Owned Shares.  Each NAPW Common Share that is held by PDN or any Subsidiary of PDN immediately prior to the Effective Time or held by NAPW (as treasury stock or otherwise) immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof.

(c)           Conversion of Merger Sub Common Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and those shares of common stock of the Surviving Subsidiary shall constitute the only outstanding shares of capital stock of the Surviving Subsidiary.  From and after the Effective Time, all certificates representing common shares of Merger Sub will for all purposes represent the number of common shares of the Surviving Subsidiary into which they were converted in accordance with the immediately preceding sentence.

(d)           Adjustments.  If at any time between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of PDN shall occur for any reason, whether as a result of any reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period, or as a result of the exercise, conversion or exchange of any outstanding PDN capital stock options, warrants or other convertible or exchangeable securities, or as a result of any other issuance of PDN capital stock, the Exchange Ratio will be adjusted to reflect such change such that number of shares comprising the Merger Share Consideration shall be equal to the aggregate number of shares of PDN capital stock issued and outstanding immediately prior to the Effective Time.

(e)           Dissenting Shares. All NAPW Common Shares are owned by Proman and Proman has not and will not exercise any dissenters’ rights under the NYCL.

(f)           No Fractional Shares.  No certificates or scrip representing fractional shares of PDN Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of PDN shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of PDN.

Section 2.2             Stock Options.  At the Effective Time, PDN shall, as additional consideration for the Merger, issue to Proman: (i) 187,000 PDN Stock Options with an exercise price of $3.45 per share, (ii) a warrant to purchase 50,000 shares of PDN Common Stock with an exercise price of $4 per share and (iii) a warrant to purchase 131,250 shares of PDN Common Stock with an exercise price of $10 per share (the “Merger Option Consideration”), each as may be adjusted as of the Effective time such that Proman receives PDN Stock Options or warrants, as the case may be, for the right to purchase, in the aggregate, such number of PDN Common Shares that will cause the representation of PDN contained in the last sentence of Section 4.3(a) of this Agreement to be true; provided, however, that the number of PDN Stock Options and warrants to be issued pursuant to this Section 2.2 shall be in the same proportion and with the same features, including without limitation, the exercise price thereof, as the PDN Stock Options and the warrants outstanding immediately prior to the Effective Time.

Section 2.3             Other Consideration.  At the Effective Time, PDN shall, as additional consideration for the Merger:

(a)           Pay to Proman an amount equal to the Merger Cash Consideration by wire transfer of immediately available funds; and

(b)           Issue to Proman the Seller Note in the original principal amount of Five Hundred and Fifty Thousand Dollars ($550,000) in substantially the form attached hereto as Exhibit 8; and

(c)           Withhold the Escrowed Shares from the Merger Share Consideration as security for Proman’s indemnification obligations under this Agreement, which shall be distributed in accordance with Section 5.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NAPW

Except as disclosed in the corresponding sections or subsections of the disclosure schedules delivered to PDN by NAPW in connection with this Agreement (the “NAPW Disclosure Schedule”), NAPW represents and warrants to PDN and Merger Sub as follows:

Section 3.1             Qualification, Organization, Subsidiaries, etc.

(a)           NAPW is a subchapter S corporation validly existing and in good standing under the Laws of the state of New York and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)           NAPW is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

(c)           NAPW has made available to PDN prior to the date of this Agreement a true and complete copy of NAPW’s Certificate of Incorporation and Bylaws, each as amended through the date of this Agreement (such certificate of incorporation, the “NAPW Certificate of Incorporation” and such bylaws, the “NAPW Bylaws”).  The NAPW Certificate of Incorporation and NAPW Bylaws are in full force and effect.  NAPW is not in violation of the NAPW Certificate of Incorporation or the NAPW Bylaws, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

Section 3.2             Capital Stock.

(a)           The authorized capital stock of NAPW consists of 200 authorized NAPW Common Shares, no par value.  The capitalization of NAPW is as set forth in Section 3.2(a) of the NAPW Disclosure Schedule.  All outstanding NAPW Common Shares, and all NAPW Common Shares reserved for issuance, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(b)           Except as set forth in subsection (a) above and as set forth in Section 3.2(a) of the NAPW Disclosure Schedule, as of the date of this Agreement, (i) NAPW does not have any shares of its capital stock issued or outstanding, and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which NAPW is a party obligating NAPW to (A) issue, transfer or sell any shares of capital stock or other equity interests of NAPW or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests.

(c)           NAPW does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of NAPW on any matter.

(d)           There are no voting trusts or other agreements or understandings to which NAPW is a party with respect to the voting of the capital stock or other equity interests of NAPW.

Section 3.3             Corporate Authority; No Violation.

(a)           NAPW has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the NAPW Board of Directors and, except for (i) the NAPW Stockholder Approval and (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the New York Department of State, no other corporate proceedings on the part of NAPW are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  The NAPW Board of Directors, at a meeting duly called and held, has by unanimous vote of all its members, duly adopted resolutions (i) determining that it is in the best interests of NAPW and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approving this Agreement and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that the NAPW Stockholder Approval Matters be submitted to a vote at a meeting of stockholders of NAPW and (iv) recommending that stockholders of NAPW vote in favor of the NAPW Stockholder Approval Matters (the item set forth in clause (iv) of this sentence, the “NAPW Recommendation”).  This Agreement has been duly and validly executed and delivered by NAPW and, assuming this Agreement constitutes the valid and binding agreement of PDN and Merger Sub, constitutes the valid and binding agreement of NAPW, enforceable against NAPW in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

(b)           Subject to the accuracy of the representations and warranties of PDN and Merger Sub in Section 4.2(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local, provincial or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary under applicable Law for the consummation by NAPW of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings required under (i) the NYCL and the DGCL, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Securities Exchange

 Act of 1934, as amended (the “Exchange Act”), and (iv) the items set forth on Section 3.3(b) of the NAPW Disclosure Schedule (collectively, the “NAPW Approvals”), and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

(c)           The execution and delivery by NAPW of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which NAPW is a party or any of their respective properties or other assets is subject, (ii) conflict with or result in any violation of any provision of the NAPW Certificate of Incorporation or the NAPW Bylaws or (iii) assuming the NAPW Approvals are obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

Section 3.4             Financial Statements.

(a)           NAPW has previously delivered to PDN true, correct and complete copies of the following financial statements and notes (collectively, the “NAPW Financial Statements”): (i) the audited balance sheet of NAPW as of December 31, 2012 and December 31, 2013 (the “NAPW Balance Sheet”) and the related audited statements of operations, statements of changes in redeemable convertible preferred stock and statements of accumulated deficit and statements of cash flows of NAPW for the year ended December 31, 2013; and (ii) the unaudited balance sheet of NAPW as of March 31, 2014 (the “NAPW Unaudited Interim Balance Sheet”) and the related unaudited statement of operations, statements of accumulated deficit and statement of cash flows of NAPW for the three (3) months then ended.  The NAPW Financial Statements are accurate and complete in all material respects and fairly present the financial position of NAPW as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of NAPW for the periods covered thereby.  Except as may be indicated in the notes to the NAPW Financial Statements, the NAPW Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(b)           No financial statements of any person other than NAPW are required by GAAP to be included in NAPW Financial Statements.

(c)           Except as required by GAAP, NAPW has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year.

(d)           NAPW’s external auditors have not identified to NAPW any material weaknesses in NAPW’s internal controls impacting on the reliability of NAPW Financial Statements.

(e)           NAPW has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year and it has no reason to believe that there will be an adjustment to, or any restatement of, the NAPW Financial Statements.  No current or former independent auditor for NAPW has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with NAPW on a matter of accounting practices.  The NAPW Financial Statements were prepared from, and are consistent with, the accounting records of NAPW.  NAPW has also delivered to the PDN copies of all letters from NAPW’s auditors to the NAPW Board since January 1, 2013, together with copies of all responses thereto.

(f)            NAPW keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and acquisitions and dispositions of assets of NAPW.  NAPW has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external reporting and the preparation of financial statements for external purposes in accordance with GAAP.  NAPW has provided to PDN copies of all letters, advice, and analyses that it has received from any accountant, consultant, or advisor since January 1, 2013 relating to financial controls and accounting systems.

Section 3.5             No Undisclosed Liabilities.  Except for (i) those liabilities that are fully reflected or reserved for in the NAPW Financial Statements, (ii) liabilities incurred since the date of the NAPW Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practice, (iii) those liabilities that are incurred after the date of this Agreement and are permitted to be incurred by this Agreement or are incurred as a result of the transactions contemplated by this Agreement (e.g., attorneys’ fees), (iv) liabilities and obligations incurred in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to have a NAPW Material Adverse Effect, and (v) liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, NAPW does not have, and since the date of the NAPW Unaudited Interim Balance Sheet NAPW has not incurred, any liabilities or obligations of any nature whatsoever, whether or not accrued, absolute, matured, determined, contingent or otherwise, and whether or not required by GAAP to be reflected in the NAPW Financial Statements in accordance with GAAP, other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

Section 3.6             Compliance with Law; Permits.

(a)           NAPW is, and at all times since its inception, has been, in compliance with and not in default under or in violation of any applicable federal, state, provincial, municipal, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except (i) with respect to any Drug Laws, which are addressed in Section 3.22 and (ii) for any such non-compliance, default or violation that would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

(b)           NAPW is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for NAPW to own, lease and operate its properties and assets or to carry on its businesses as they are now being conducted (the “NAPW Permits”), except for any failure to have any of the NAPW Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  All NAPW Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

Section 3.7             Environmental Laws and Regulations.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect, (i) NAPW has conducted its businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of NAPW, none of the properties leased or operated by NAPW contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 1, 2013, NAPW has not received any written notice, demand letter or written request for information from any Governmental Entity indicating that NAPW or any person whose liability NAPW has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (iv) to the knowledge of NAPW, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by NAPW or any other property and (v) neither NAPW nor any of its properties or any person whose liability NAPW has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of NAPW, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

Section 3.8             Employee Benefit Plans.

(a)           Section 3.8(a) of the NAPW Disclosure Schedule sets forth a true and complete list of each benefit plan, arrangement, agreement, program, practice, and policy, including each employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), each employee pension benefit plan within the meaning of section 3(2) of ERISA, and each bonus, incentive, deferred compensation, profit-sharing, savings, retirement, vacation, sick leave, share purchase, incentive compensation, equity or equity-based, severance, retention, employment (other than employment agreements that are terminable at-will without notice or without liability), consulting, change of control, fringe benefit, and employee loan plan, arrangement, agreement, program, practice, and policy, whether written or unwritten (the “NAPW Benefit Plans”), in each case that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by NAPW, or to which NAPW or any person or entity that, together with NAPW, is treated as a single employer under section 414 of the Code (a “Commonly Controlled Entity”), has any direct or indirect liability, contingent or otherwise, for the benefit of any current or former director, officer, employee, consultant, or independent contractor of NAPW.

(b)           With respect to each material NAPW Benefit Plan, NAPW has made available to PDN complete and accurate copies of each of the following documents, as applicable: (i) such written NAPW Benefit Plan (including all amendments thereto) or a written description of any such NAPW Benefit Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such NAPW Benefit Plan (iv) a copy of the most recent summary plan description (“SPD”), together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such NAPW Benefit Plan, (v) if such NAPW Benefit Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all material amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such NAPW Benefit Plan with respect to which NAPW or any Commonly Controlled Entity may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the Internal Revenue Service (“IRS”) or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by NAPW or any Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any NAPW Benefit Plan that is intended to be qualified under section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation or any successor thereto with respect to any such NAPW Benefit Plan.

(c)           (i) Each of the NAPW Benefit Plans (and any related trust or other funding vehicle) has been established and administered in compliance in all material respects with its terms and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) with respect to each of the NAPW Benefit Plans intended to be “qualified” within the meaning of section 401(a) of the Code, either the IRS has issued a favorable determination or opinion letter that has not been revoked, or an application for a favorable determination or opinion letter was timely submitted to the IRS for which no final action has been taken by the IRS, or the plan is relying on a prototype or volume submitter letter, and, to the knowledge of NAPW there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d)           Neither NAPW nor any Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to, or been required to maintain or contribute to, or has any actual or contingent liability under any employee benefit plan subject to Title IV or section 302 of ERISA or sections 412 or 4971 of the Code, or any “multiemployer pension plan” (as such term is defined in section 3(37) of ERISA), and neither NAPW nor any Commonly Controlled Entity has incurred any withdrawal liability which remains unsatisfied, and to the knowledge of NAPW, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to NAPW.

(e)           All material contributions and other amounts payable by NAPW as of the date of this Agreement with respect to each NAPW Benefit Plan in respect of any plan year during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time have been paid or, if not yet due have been properly accrued in accordance with GAAP in all material respects.  NAPW has not engaged in a transaction in connection with which NAPW became, or could reasonably be expected to become, subject to either a material civil penalty assessed pursuant to sections 409 or 502(i) of ERISA or a material Tax imposed pursuant to sections 4975 or 4976 of the Code.  There are no material pending or, to the knowledge of NAPW, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the NAPW Benefit Plans or any trusts related thereto.

(f)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including any termination of employment at or following the Effective Time) will (i) cause any material payment (including, without limitation, severance, unemployment compensation, change in control payment, “excess parachute payment” (within the meaning of section 280G of the Code), forgiveness of indebtedness, or other compensation or benefits) to become due to any current or former director, officer, employee, consultant, or independent contractor of NAPW from NAPW or any Commonly Controlled Entity under any NAPW Benefit Plan or otherwise (other than amounts payable to any such person in his or her capacity as an equityholder of NAPW), (ii) materially increase any benefits otherwise payable under any NAPW Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits, (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) NAPW’s right to amend, modify, or terminate any collective bargaining agreement or NAPW Benefit Plan, or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of section 280G of the Code.  Section 3.8(f) of the NAPW Disclosure Schedule sets forth, as of the date hereof, individuals the Company reasonably believes are “disqualified individuals” within the meaning of section 280G of the Code and the Regulations thereunder.

(g)           Each NAPW Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) subject to section 409A of the Code has been operated since January 1, 2013 in good faith compliance with section 409A of the Code and the regulations and guidance promulgated thereunder.

(h)           No NAPW Benefit Plan provides benefits, including death or medical, health, or other welfare benefits (whether or not insured), with respect to current or former directors, officers, employees, consultants, or independent contractors of NAPW or any Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of NAPW or a Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof), and no circumstances exist that would reasonably be expected to cause NAPW or a Commonly Controlled Entity to become obligated to provide any such benefits.

(i)           No NAPW Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

Section 3.9             Absence of Certain Changes or Events.  From the date of the NAPW Unaudited Interim Balance Sheet to the date hereof, (i) the businesses of NAPW has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

Section 3.10           Investigations; Litigation.  Except as set forth in Section 3.10 of the NAPW Disclosure Schedule, there is no investigation or review pending (or, to the knowledge of NAPW, threatened) by any Governmental Entity with respect to NAPW and (b) there are no actions, suits, arbitrations, mediations or proceedings pending (or, to the knowledge of NAPW, threatened) against NAPW, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which has had or would reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

Section 3.11           Information Statement.  None of the information provided in writing by NAPW to be included in the Information Statement will, at the time of the mailing of the Information Statement or any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.12           Tax Matters.

(a)           (1)            NAPW has prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (including any extension of time within which to file) all Tax Returns required to be filed by it with all relevant Governmental Entities, and all such Tax Returns are true, correct and complete in all material respects;

(ii)            NAPW has timely paid all Taxes whether or not shown on any Tax Return that are required to have been paid by it;

(iii)           the NAPW Financial Statements reflect adequate reserves for all unpaid Taxes payable by NAPW for all taxable periods and portions thereof through the date of such financial statements and NAPW has not incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business; and

(iv)           as of the date of this Agreement, there are not pending or, to the knowledge of NAPW, threatened, any Tax audits, examinations, assessments, reassessments or other proceedings of NAPW.

(b)           There are no waivers of any statute of limitations in respect of assessment or collection of Taxes or any agreements or requests for an extension of time for assessment or collection of any Tax, which waiver or extension is currently effective.

(c)           NAPW is not a party to any agreement relating to Tax allocation, Tax indemnification or Tax sharing and NAPW does not have any liability for Taxes of any person under Treasury Regulation section 1.1502-6, Treasury Regulation section 1.1502-78 or any similar state, local or non-U.S. Laws, as a transferee or successor, by contract or otherwise.

(d)           No claim in writing has been made against NAPW by any Governmental Entity in a jurisdiction where NAPW does not file Tax Returns that NAPW is or may be subject to taxation by that jurisdiction.  All deficiencies for Taxes asserted or assessed in writing against NAPW has been fully and timely paid, settled or properly reflected in the NAPW Financial Statements.

(e)           NAPW has made available to PDN correct and complete copies of all material U.S. federal income Tax Returns, state income Tax apportionment data, examination reports and statements of deficiencies for which the applicable statutory periods of limitations have not yet expired.

(f)           There are no material liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) for Taxes upon any of the assets of NAPW, except for Permitted Liens.

(g)           NAPW has withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid by NAPW in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or third party for all periods ending on or before the Closing Date.

(h)           NAPW has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)           Any closing agreements under section 7121 of the Code or any similar provision of state, local or non-U.S. Laws or full acceptance letters which NAPW has executed, entered into or received is valid and enforceable in accordance with its terms.  NAPW has not committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from any Governmental Entity.

(j)           NAPW has not agreed to and is not required to make any adjustment pursuant to section 481(a) of the Code or any similar provision of applicable Law, and NAPW has no knowledge that any Governmental Entity has proposed any such adjustment, nor does NAPW have any application pending with any Governmental Entity requesting permission for any change in accounting methods.  There is no taxable income of NAPW that will be required under any applicable Law to be reported in a taxable period beginning after the Closing Date which taxable income was realized (or reflects economic income) arising prior to the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under section 108(i) of the Code.

(k)           NAPW has never participated in any reportable transaction within the meaning of Treasury Regulation section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under section 6662 of the Code which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l)           NAPW has never been a “United States real property holding corporation,” as defined in section 897(c)(2) of the Code, at any time during the past five years or made an election under section 897(i) of the Code to be treated as a domestic corporation for purposes of sections 897, 1445 and 6039C of the Code or been a passive foreign investment company within the meaning of section 1297 of the Code.  NAPW has never had a permanent establishment in any country other than the United States, nor has it engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(m)           NAPW has no knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

(n)           No employee, director, consultant or other service provider of NAPW is entitled to receive any gross up payment from NAPW by reason of any taxes imposed by section 4999 of the Code.

Section 3.13           Employee Relations Matters.

(a)           NAPW is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council.  NAPW has not committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws.  To the knowledge of NAPW, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of NAPW.

(b)           There are no pending or, to the knowledge of NAPW, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against NAPW, nor, to the knowledge of NAPW, has there been any of the foregoing that has had, or would reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

(c)           NAPW is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, employee classifications, and unemployment insurance.  NAPW is not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.  NAPW is not a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d)           Except as set forth on Section 3.13(d) of the NAPW Disclosure Schedule, NAPW has not received written notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or, to the knowledge of NAPW, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.

(e)           NAPW is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), or any similar state, local or foreign Law.  During the ninety (90) day period prior to the date of this Agreement, not more than 30 employees of NAPW were terminated from any single site of employment.

(f)           As of the date of this Agreement, no NAPW Key Employee has given notice terminating employment with NAPW, which termination will be effective on or after the date of this Agreement.  For the purposes hereof (“NAPW Key Employee”) means the persons set forth in Section 3.13(f) of the NAPW Disclosure Schedule.

Section 3.14           Intellectual Property.

(a)           NAPW owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property material to the conduct of the business of NAPW, as currently conducted and as currently proposed to be conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)           The execution and delivery of this Agreement by NAPW and the consummation of the Merger will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by NAPW under which NAPW has granted an exclusive license or which is otherwise material to the business of NAPW, as currently conducted and as currently proposed to be conducted (the “NAPW Intellectual Property”), or (ii) any license, sublicense or other agreement to which NAPW is a party and pursuant to which NAPW is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of NAPW, as currently conducted and as currently proposed to be conducted, excluding generally commercially available, off-the-shelf software programs (the “NAPW Third Party Intellectual Property”).  The execution and delivery of this Agreement by NAPW and the consummation of the Merger will not, as a result of any contract to which NAPW is a party, result in NAPW granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c)           Section 3.14(c) of the NAPW Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and trademarks, service marks, copyrights, domain names and social media pages and accounts owned or co-owned by NAPW material to the conduct of the business of NAPW, as currently conducted and as currently proposed to be conducted.  Section 3.14(c) of the NAPW Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the conduct of the business of NAPW, as currently conducted and as currently proposed to be conducted, licensed to NAPW, and Section 3.14(c) of the NAPW Disclosure Schedule sets forth a complete and accurate list of all other licenses to NAPW of NAPW Intellectual Property or NAPW Third Party Intellectual Property.

(d)           All items of Intellectual Property set forth in Section 3.14(c) of the NAPW Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights (other than such rights that are currently the subject of pending applications) are valid and enforceable.  NAPW has implemented commercially reasonable measures to maintain the confidentiality of NAPW Intellectual Property of a nature that NAPW intends to keep confidential.  To the knowledge of NAPW, no third party is infringing, violating or misappropriating any of the NAPW Intellectual Property or NAPW Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a NAPW Material Adverse Effect.

(e)           To the knowledge of NAPW, the conduct of the business of NAPW as currently conducted and as currently proposed to be conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party.  Since January 1, 2013, NAPW has not received any written claim or notice alleging any such infringement, violation or misappropriation, and all claims or allegations of infringement, violation or misappropriation have been resolved.

(f)           All former and current employees, consultants and contractors of NAPW who contribute or have contributed to the creation or development of any Intellectual Property for or on behalf of NAPW material to the conduct of the business of NAPW, as currently conducted and as currently proposed to be conducted, have executed written instruments that assign to NAPW all right, title and interest in and to any such contributions.

(g)           NAPW’s collection, storage, use and dissemination of personally identifiable information is and since January 1, 2013, has been in compliance in all material respects with all applicable Law, including Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto.  Since January 1, 2013, there have been no written allegations or claims received by NAPW from any Governmental Entity or any person of a breach of any such Laws, policies or obligations.  To the knowledge of NAPW, since January 1, 2013, there have been no material losses or thefts of any such information.

(h)           Except as set forth in Section 3.14 of the NAPW Disclosure Schedule, NAPW has no royalty payment obligations, or agreements with respect to royalty obligations, or understandings that could give rise to royalty obligations, however calculated, with respect to sales, sublicensing or commercialization of any products (including products under development), or with respect to the use of any NAPW Intellectual Property necessary to create, develop, test or manufacture such products, or used in conjunction with such products.

Section 3.15           Real Property.

(a)           NAPW does not own any real property.

(b)           NAPW has a good leasehold estate in each lease of real property (“Real Property Leases”), under which NAPW is a tenant or a subtenant (“Leased Real Property”), in each case free and clear of all Liens and defects in title, other than Permitted Liens.  NAPW is not in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  To the knowledge of NAPW, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  Each Real Property

Lease is a valid and binding obligation of NAPW and, to the knowledge of NAPW, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           Section 3.15(c) of the NAPW Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which NAPW is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”).  NAPW is not in breach of or default under the terms of any Real Property Sublease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  To the knowledge of NAPW, no other party to any Real Property Sublease is in breach of or default under the terms of any Real Property Sublease except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  Each Real Property Sublease is a valid and binding obligation of NAPW and, to the knowledge of NAPW, is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.16           Required Vote of NAPW Stockholders.  Except for the approval (“NAPW Stockholder Approval”) by Proman in favor of the adoption of this Agreement and the Merger and the election of the PDN Board Designees and the NAPW Board Designees (the “NAPW Stockholder Approval Matters”), no vote of the stockholders of NAPW or the holders of any other securities of NAPW (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of NAPW to consummate the transactions contemplated hereby.

Section 3.17           Takeover Statutes.  No federal or state anti-takeover statute or regulation, or any takeover-related provision in the NAPW Certificate of Incorporation or NAPW Bylaws would prohibit or restrict the ability of NAPW to consummate the Merger or of the NAPW Stockholder party to the NAPW Voting Agreement to perform his obligations thereunder.

Section 3.18           Material Contracts.

(a)           Except as disclosed in Section 3.18 of the NAPW Disclosure Schedule, and except for this Agreement, NAPW is not bound by any contract, arrangement, commitment or understanding:

(i)             that constitutes a partnership, joint venture, technology sharing or similar agreement between NAPW and any other person;

(ii)            with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $100,000 or more in any 12 month period, other than those that are terminable by NAPW on no more than 30 days’ notice without penalty;

(iii)           that limits the ability of NAPW to compete or enter into in any line of business, in any geographic area or with any person and, in each case, which limitation or requirement would reasonably be expected to be material to NAPW;

(iv)           with or to a labor union, works council or guild (including any collective bargaining agreement or similar agreement);

(v)            relating to the use or right to use Intellectual Property, including any license or royalty agreements, other than agreements entered into in the ordinary course of business and that are not material to NAPW;

(vi)          that provides for indemnification by NAPW to any person, other than an agreement entered into in the ordinary course of business and that is not material to NAPW;

(vii)         between NAPW and any current or former director or officer of NAPW, or any affiliate of any such person (other than NAPW Benefit Plan);

(viii)        with respect to (A) Indebtedness, (B) any capital lease obligations to any person other than NAPW, (C) any obligations to any person other than NAPW in respect of letters of credit and bankers’ acceptances, (D) any indebtedness to any person other than NAPW under interest rate swap, hedging or similar agreements, (E) any obligations to pay to any person other than NAPW the deferred purchase price of property or services, (F) indebtedness secured by any Lien on any property owned by NAPW even though the obligor has not assumed or otherwise become liable for the payment thereof, or (G) any guaranty of any such obligations described in clauses (A) through (F) of any person other than NAPW, in each case, having an outstanding amount in excess of $250,000 individually or $500,000 in the aggregate;

(ix)           that is material to NAPW or that contains any so called “most favored nation” provision or similar provisions requiring NAPW to offer to a person any terms or conditions that are at least as favorable as those offered to one or more other persons;

(x)            pursuant to which any agent, sales representative, distributor or other third party markets or sells any NAPW Product;

(xi)           pursuant to which NAPW is a party granting rights of first refusal, rights of first offer or similar rights to acquire any business or assets of NAPW;

(xii)          relating to the purchase or sale of assets outside the ordinary course of business of NAPW;

(xiii)         relating to the issuance of any securities of NAPW (other than those set forth on Section 3.2(a) to the Disclosure Schedule);

(xiv)         pursuant to which any material asset of NAPW is leased;

(xv)          relates to the purchase of (A) any equipment entered into since December 31, 2013 and (B) any materials, supplies, or inventory since December 31, 2013, other than any agreement which, together with any other related agreement, involves the expenditure by the NAPW of less than $100,000;

(xvi)         that represents a purchase order with any supplier for the purchase of inventory items in an amount in excess of $100,000 of materials;

(xvii)        pursuant to which NAPW is a party and having a remaining term of more than one (1) year after the date hereof or involving a remaining amount payable thereunder (either to or from NAPW) as of the date hereof, of at least $100,000;

(xviii)       that involves the payment of $250,000 or more in any 12 month period after the date hereof; or

(xix)          that would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement.

NAPW has previously made available to PDN or its representatives complete and accurate copies of each Contract of the type described in this Section 3.18(a) (collectively referred to herein as “NAPW Material Contracts”).

(b)           All of the NAPW Material Contracts were entered into at arms’ length in the ordinary course of business and are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms.  NAPW has not given or received a notice of cancellation or termination under any NAPW Material Contract, or has, or is alleged to have, and to the knowledge of NAPW, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any NAPW Material Contract.

(c)           NAPW is not in breach of or default under the terms of any NAPW Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  To the knowledge of NAPW, no other party to any NAPW Material Contract is in breach of or default under the terms of any NAPW Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  Each NAPW Material Contract is a valid and binding obligation of NAPW and, to the knowledge of NAPW, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.19           Finders or Brokers.  Except for Maxim Group, LLC, NAPW has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 3.20           Insurance.  NAPW owns or holds policies of insurance in amounts that NAPW has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all NAPW Material Contracts to which NAPW is a party or is otherwise bound.

Section 3.21           Affiliate Transactions.  There are no transactions, agreements or arrangements between (i) NAPW on the one hand, and (ii) any director, executive officer or affiliate of NAPW or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (such transactions referred to herein as “NAPW Affiliate Transactions”).

Section 3.22           Subsidiaries.  NAPW has no Subsidiaries and NAPW neither directly nor indirectly, (a) owns or otherwise controls, (b) has agreed to purchase or otherwise acquire or (c) holds any interest convertible into or exchangeable for, any capital stock or other equity interest of any other corporation, partnership, joint venture or other business association or entity.

Section 3.23           Disclosure.  No representation or warranty or other statement made by NAPW in this Agreement, the NAPW Disclosure Schedule, the certificates delivered pursuant to Section 7.3(d) or otherwise in connection with the transactions contemplated herein contains any untrue statement or, to NAPW’s knowledge, omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PDN AND MERGER SUB

Except as expressly set forth in (a) (i) PDN’s Annual Report on Form 10-K for the year ended December 31, 2013 and (ii) PDN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but not to the extent that they consist of facts describing the current state of PDN); or (b) the corresponding sections or subsections of the disclosure schedules delivered to NAPW by PDN in connection with this Agreement (the “PDN Disclosure Schedule”), PDN and Merger Sub represent and warrant to NAPW as follows:

Section 4.1             Qualification; Organization, Subsidiaries, etc.

(a)           Each of PDN and Merger Sub is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

(b)           PDN has made available to NAPW prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of PDN and Merger Sub, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of PDN and Merger Sub are in full force and effect.  None of PDN or Merger Sub is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

(c)           Section 4.1(c) of PDN Disclosure Schedule lists, and PDN has made available to NAPW, accurate and complete copies of: (i) the charters of all committees of the Board of Directors of PDN; (ii) any code of conduct or similar policy adopted by PDN or by the Board of Directors, or any committee of the Board of Directors, of PDN, each as in effect on the date hereof, and (iii) any Contracts relating to the nomination or election of PDN directors (collectively, the “PDN Board Charters and Policies”).  PDN has not taken any action in breach or violation of any of the provisions of the PDN Board Charters and Policies nor is in breach or violation of any of the provisions of the PDN Board Charters and Policies, except as would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

Section 4.2             Corporate Authority; No Violation.

(a)           Each of PDN and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by (a) the boards of directors and stockholders of PDN and Merger Sub, and except for (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the New York Department of State in respect of the Merger and (ii) any consents, authorizations, approvals, filings or exceptions in connections with compliance with the rules of NASDAQ with respect to the Merger and the PDN Common Stock to be issued pursuant to the terms of this Agreement, no other corporate proceedings on the part of PDN and Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  The PDN Board of Directors, at a meeting duly called and held, has by unanimous written consent of all of its members duly adopted resolutions (1) determining that it is in the best interests of PDN and its stockholders, and declaring it advisable, to enter into this Agreement and the other documents and instruments contemplated by the PDN Stockholder Approval Matters, (2) approving this Agreement and the PDN Stockholder Approval Matters and authorizing the execution, delivery and performance of this Agreement and the other documents and instruments contemplated by the PDN Stockholder Approval Matters, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the PDN Stockholder Approval Matters, (3) directing that the PDN Stockholder Approval Matters be submitted to a vote of stockholders of PDN and (4)

recommending that stockholders of PDN vote in favor of the PDN Stockholder Approval Matters.  The PDN Stockholder Approval has been obtained.  This Agreement has been duly and validly executed and delivered by PDN and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of NAPW, this Agreement constitutes the valid and binding agreement of PDN and Merger Sub, enforceable against each of PDN and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

(b)           Subject to the accuracy of the representations and warranties of NAPW in Section 3.3(b), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by PDN or Merger Sub or any of their respective Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings required under (i) the NYCL and the DGCL, (ii) the Securities Act, and (iii) the Exchange Act, and except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

(c)           The execution and delivery by PDN and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which PDN, Merger Sub or any of their respective Subsidiaries is a party or any of their respective properties or other assets is subject, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of PDN or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, right or loss that has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

Section 4.3             Capital Stock.

(a)           The authorized capital stock of PDN consists of 25,000,000 shares of common stock with $0.01 par value (“PDN Common Stock”).  As of June 30, 2014, (i) 6,318,227 shares of PDN Common Stock were issued and 6,309,845 shares of PDN Common Stock were outstanding, (ii) 500,000 shares of PDN Common Stock were reserved for issuance and issuable or otherwise deliverable under the Professional Diversity Network, Inc. 2013 Equity Compensation Plan (the “PDN Stock Incentive Plan”) and 187,000 stock options had been issued under the PDN Stock Incentive Plan, and (iii) 131,250 shares of PDN Common Stock were reserved for issuance under warrants.  All outstanding shares of PDN Common Stock, and all shares of PDN Common Stock reserved for issuance as noted in the immediately preceding clause (ii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.  Immediately after the Effective Time, as a result of the issuance of the Merger Share Consideration, the Merger Option Consideration, the Jones Shares and the Wesser Shares, Proman, Jones and Wesser will own, in the aggregate, 50% of the Fully Diluted Equity of PDN.

(b)           As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, of which 1,000 are validly issued and outstanding and all of the issued and outstanding capital stock of Merger Sub is, and until the Effective Time will be, owned by PDN.  Merger Sub will not have outstanding any option, warrant, right, or any other agreement pursuant to which any person may acquire any equity security of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and prior to the Effective Time, will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c)           Except as set forth in subsection (a) above or on Section 4.3(c) of the PDN Disclosure Schedule, as of the date of this Agreement, (i) PDN does not have any shares of its capital stock issued or outstanding and (ii) there are no outstanding subscriptions, options, stock appreciation rights, warrants, calls, convertible securities, restricted stock units, performance units, deferred stock units or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which PDN or any of its Subsidiaries is a party obligating PDN or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of PDN or any Subsidiary of PDN or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, stock appreciation right, warrant, call, convertible securities, restricted stock units, performance units, deferred stock units or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of PDN.

(d)           Except as set forth in subsection (a) above, neither PDN nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with stockholders of PDN on any matter.

(e)           Except as set forth on Section 4.3(e) of the PDN Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which PDN or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of PDN or any of its Subsidiaries.

(f)           All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of PDN are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal rights.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of PDN that are owned by PDN or a Subsidiary of PDN are free and clear of all Liens other than Permitted Liens.

(g)           The PDN Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Section 4.4             Reports and Financial Statements.

(a)           PDN has filed or furnished all forms, documents and reports required to be filed or furnished since January 1, 2013 with the SEC (the “PDN SEC Documents”).  As of their respective dates, or, if amended, as of the date of the last such amendment (excluding any amendments made after the date of this Agreement), the PDN SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the PDN SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To the knowledge of PDN, none of the PDN SEC Documents is the subject of any outstanding SEC comments or outstanding SEC investigation.  No Subsidiary of PDN is required to file any form or report with the SEC.  PDN has made available to NAPW all material correspondence (if such correspondence has occurred since January 1, 2013) between the SEC on the one hand, and PDN and any of its Subsidiaries, on the other hand received by PDN prior to the date of this Agreement.  The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the PDN SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Law.  As used in this Section 4.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The consolidated financial statements (including all related notes and schedules) of PDN included in PDN SEC Documents fairly present in all material respects the consolidated financial position of PDN and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in each case in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)           Except as noted in Section 4.4(c) of the PDN Disclosure Schedule, PDN is in compliance with all applicable NASDAQ listing rules and requirements and continued listing standards, and, to PDN’s knowledge, there are no facts that cause or could reasonably be expected to cause PDN to be non-compliant with any applicable NASDAQ listing rules and requirements and continued listing standards.

(d)           PDN auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of the PDN, “independent” with respect to the PDN within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the PDN, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e)           Since January 1, 2013, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of PDN, the Board of Directors of PDN or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.  Except as noted in Section 4.4(c) of the PDN Disclosure Schedule, since January 1, 2013, neither PDN nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by PDN, (ii) any fraud, whether or not material, that involves PDN’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by PDN or (iii) any claim or allegation regarding any of the foregoing.

Section 4.5             Internal Controls and Procedures.  PDN has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  PDN’s disclosure controls and procedures are reasonably designed to provide reasonable assurance that all material information required to be disclosed by PDN in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to PDN’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to sections 302 and 906 of the Sarbanes-Oxley Act.  PDN’s management has completed an assessment of the effectiveness of PDN’s internal control over financial reporting in compliance with the requirements of 404 of the Sarbanes-Oxley Act for the year ended December 30, 2013, and except as set forth on Section 4.5 of the PDN Disclosure Schedule, such assessment concluded that such controls were effective.  PDN has disclosed, based on its most recent evaluation prior to the date of this Agreement, to PDN’s auditors and the audit committee of the PDN Board of Directors and to NAPW (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect PDN’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in PDN’s internal controls over financial reporting.  As of the date of this Agreement and except as set forth on Section 4.5 of the PDN Disclosure Schedule, to the knowledge of PDN, PDN has not identified any significant deficiencies or any material weaknesses in the design or operation of internal controls over financial reporting.  There are no outstanding loans made by PDN or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of PDN.

Section 4.6             No Undisclosed Liabilities.  Except (a) as reflected or reserved against in PDN’s consolidated balance sheets (or the notes thereto) included in the PDN SEC Documents, (b) as are incurred after the date of this Agreement and are permitted to be incurred by this

Agreement or are incurred as a result of the transactions contemplated by this Agreement (e.g., attorneys’ fees), (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, that would not reasonably be expected, individually or in the aggregate, to have a PDN Material Adverse Effect and (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither PDN nor any Subsidiary of PDN have and since March 31, 2014 have not incurred any liabilities or obligations of any nature whatsoever, whether or not accrued, absolute, matured, determined, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of PDN and its Subsidiaries (or in the notes thereto), other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

Section 4.7             Compliance with Law; Permits.

(a)           PDN and each of its Subsidiaries are, and at all times since January 1, 2013 have been, in compliance with and not in default under or in violation of Law and (ii) for any such non-compliance, default or violation that would not, reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

(b)           PDN and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for PDN and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “PDN Permits”), except for any failure to have any of the PDN Permits that have not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  All PDN Permits are in full force and effect, except for any failure to be in full force and effect that has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

Section 4.8             Environmental Laws and Regulations.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect, (i) PDN has conducted its businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of PDN, none of the properties leased or operated by PDN contains any Hazardous Substance in amounts which would reasonably be expected to give rise to liability under Environmental Laws, (iii) since January 1, 2013, PDN has not received any written notice, demand letter or written request for information from any Governmental Entity indicating that PDN or any person whose liability PDN has retained or assumed, either contractually or by operation of law, may be in violation of, or liable under, any Environmental Law, (iv) to the knowledge of PDN, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner which has given rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by PDN or any other property and (v) neither PDN nor any of its properties or any person whose liability PDN has retained or assumed, either contractually or by operation of law, is subject to any liabilities relating to any pending or, to the knowledge of PDN, threatened suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

Section 4.9             Employee Benefit Plans.

(a)           Section 4.9(a) of the PDN Disclosure Schedule sets forth a true and complete list of each benefit plan, arrangement, agreement, program, practice, and policy, including each employee welfare benefit plan (including post-retirement health and insurance plan) within the meaning of section 3(1) of ERISA, each employee pension benefit plan within the meaning of section 3(2) of ERISA, and each bonus, incentive, deferred compensation, profit-sharing, savings, retirement, vacation, sick leave, share purchase, incentive compensation, equity or equity-based, severance, retention, employment (other than employment agreements that are terminable at-will without notice or without liability), consulting, change of control, fringe benefit, and employee loan plan, arrangement, agreement, program, practice, and policy, whether written or unwritten (the “PDN Benefit Plans”), in each case that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by PDN or any of its Subsidiaries, or to which PDN or any person or entity that, together with PDN, is treated as a single employer under section 414 of the Code (a “PDN Commonly Controlled Entity”), has any direct or indirect liability, contingent or otherwise, for the benefit of any current or former director, officer, employee, consultant, or independent contractor of PDN or any of its Subsidiaries.

(b)           With respect to each material PDN Benefit Plan, PDN has made available to NAPW complete and accurate copies of each of the following documents, as applicable: (i) such written PDN Benefit Plan (including all amendments thereto) or a written description of any such PDN Benefit Plan that is not otherwise in writing, (ii) the three most recent Annual Reports on IRS Form 5500 Series and accompanying schedules, if any, (iii) the most recent actuarial valuation report required to be filed under ERISA or required pursuant to applicable Laws or the terms of such PDN Benefit Plan, (iv) a copy of the most recent SPD, together with all summaries of material modifications issued with respect to such SPD, if required under ERISA or required pursuant to applicable Laws or the terms of such PDN Benefit Plan, (v) if such PDN Benefit Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all material amendments thereto) and the latest financial statements thereof, if any, (vi) all contracts relating to such PDN Benefit Plan with respect to which PDN, any of its Subsidiaries, or any PDN Commonly Controlled Entity may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, (vii) the most recent determination letter received from (or determination letter request submitted to) the IRS or the most recent master or prototype opinion letter issued by the IRS with respect to a master or prototype plan adopted by PDN or any PDN Commonly Controlled Entity upon which such sponsor is entitled to rely (if applicable) with respect to any PDN Benefit Plan that is intended to be qualified under section 401(a) of the Code and (viii) communications (other than routine communications) from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation or any successor thereto with respect to any such PDN Benefit Plan.

(c)           (i) Each of the PDN Benefit Plans (and any related trust or other funding vehicle) has been established and administered in compliance in all material respects with its terms and applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder and (ii) with respect to each of the PDN Benefit Plans intended to be “qualified” within the meaning of section 401(a) of the Code, either the IRS has issued a favorable determination or opinion letter that has not been revoked, or an application for a favorable determination or opinion letter was timely submitted to the IRS for which no final action has been taken by the IRS, or the plan is relying on a prototype or volume submitter letter, and, to the knowledge of PDN there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.

(d)           Neither PDN, any of its Subsidiaries, nor any PDN Commonly Controlled Entity has during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time ever sponsored, maintained, contributed to, or been required to maintain or contribute to, or has any actual or contingent liability under any employee benefit plan subject to Title IV or section 302 of ERISA or sections 412 or 4971 of the Code, or any “multiemployer pension plan” (as such term is defined in section 3(37) of ERISA), and neither PDN nor any PDN Commonly Controlled Entity has incurred any withdrawal liability which remains unsatisfied, and to the knowledge of PDN, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to PDN or any of its Subsidiaries.

(e)           All material contributions and other amounts payable by PDN or its Subsidiaries as of the date of this Agreement with respect to each PDN Benefit Plan in respect of any plan year during the period beginning with the sixth plan year preceding the plan year that includes the Effective Time have been paid or, if not yet due have been properly accrued in accordance with GAAP in all material respects.  Neither PDN nor any of its Subsidiaries has engaged in a transaction in connection with which PDN or any of its Subsidiaries became, or could reasonably be expected to become, subject to either a material civil penalty assessed pursuant to sections 409 or 502(i) of ERISA or a material Tax imposed pursuant to sections 4975 or 4976 of the Code.  There are no material pending or, to the knowledge of PDN, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the PDN Benefit Plans or any trusts related thereto.

(f)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including any termination of employment at or following the Effective Time) will (i) cause any material payment (including, without limitation, severance, unemployment compensation, change in control payment, “excess parachute payment” (within the meaning of section 280G of the Code), forgiveness of indebtedness, or other compensation or benefits) to become due to any current or former director, officer, employee, consultant, or independent contractor of PDN or any of its Subsidiaries from PDN or any PDN Commonly Controlled Entity under any PDN Benefit Plan or otherwise (other than amounts payable to any such person in his or her capacity as an equityholder of PDN), (ii) materially increase any benefits otherwise payable under any PDN Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits, (v) result in any breach or violation of or default under, or limit (except as may be specifically set forth in this Agreement) PDN’s right to amend, modify, or terminate any collective bargaining agreement or PDN Benefit Plan, or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of section 280G of the Code.  Section 4.9(f) of the PDN Disclosure Schedule sets forth, as of the date hereof, individuals the Company reasonably believes are “disqualified individuals” within the meaning of Section 280G of the Code and the Regulations thereunder.

(g)           All PDN Stock Options have an exercise price per share that was not less than the “fair market value” of one share of PDN Common Stock on the date of grant.  All PDN Stock Options have been properly accounted for in accordance with GAAP in all material respects, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation.  There is no pending audit, investigation or inquiry by any Governmental Entity or by PDN (directly or indirectly) with respect to PDN Stock Option granting practices or other equity compensation practices.  The grant date of each PDN Stock Option is on or after the date on which such grant was authorized by PDN board of directors or the compensation committee thereof.

(h)           Each PDN Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) subject to section 409A of the Code has been operated since January 1, 2012 in good faith compliance with section 409A of the Code and the regulations and guidance promulgated thereunder.

(i)           No PDN Benefit Plan provides benefits, including death or medical, health, or other welfare benefits (whether or not insured), with respect to current or former directors, officers, employees, consultants, or independent contractors of PDN, its Subsidiaries, or any PDN Commonly Controlled Entity after retirement or other termination of service other than (i) coverage mandated by applicable Laws (including continuation coverage under section 4980B of the Code), (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as such term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of PDN, any of its Subsidiaries, or a PDN Commonly Controlled Entity or (iv) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof), and no circumstances exist that would reasonably be expected to cause PDN, any of its Subsidiaries, or a PDN Commonly Controlled Entity to become obligated to provide any such benefits.

(j)           Except as set forth in Schedule 4.9(j) of the PDN Disclosure Schedule, no PDN Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

Section 4.10           Absence of Certain Changes or Events.  From December 31, 2013 to the date hereof, (i) the businesses of PDN and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any change, effect, event, development, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

Section 4.11           Investigations; Litigation.  Except as disclosed on Schedule 4.11, there are no (a) investigations or reviews pending (or, to the knowledge of PDN, threatened) by any Governmental Entity with respect to PDN or any of its Subsidiaries nor (b) any actions, suits, arbitrations, mediations, or proceedings pending (or, to PDN’s knowledge, threatened) against PDN or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in the case of each of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

Section 4.12           Information Statement.  Assuming the accuracy of the representations made by NAPW in Section 3.11, the Information Statement will not, at the time of the mailing of the Information Statement or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.13           Tax Matters.

(a)           (i) PDN and each of its Subsidiaries have prepared in material compliance with the prescribed manner and filed within the time required by applicable Law (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with all relevant Governmental Entities for all taxation or fiscal periods ending prior to the date hereof, and all such Tax Returns are true, correct and complete in all material respects, (ii) PDN and each of its Subsidiaries have fully and timely paid all material Taxes shown thereon as owing and all material Taxes otherwise owed by or with respect to PDN or any of its Subsidiaries within the time required by applicable Law, (iii) the financial statements included in the PDN SEC Documents reflect adequate reserves for all material unpaid Taxes payable by PDN and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and neither PDN nor any of its Subsidiaries has incurred any material Tax liability since the date of such financial statements other than for Taxes arising in the ordinary course of business and (iv) as of the date of this Agreement, there are not pending or, to the knowledge of PDN, threatened, any audits, examinations, assessments, reassessments or other proceedings in respect of Taxes (except, in the case of clause (i), (ii) or (iv) above, with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(b)           There are no waivers of any statute of limitations in respect of assessment or collection of Taxes or any agreements or requests for an extension of time for assessment or collection of any Tax, which waiver or extension is currently effective.

(c)           None of PDN or any of its Subsidiaries is a party to any agreement relating to Tax allocation, Tax indemnification or Tax sharing (other than any such agreements solely among PDN and any of its Subsidiaries) and none of PDN or any of its Subsidiaries has any liability for Taxes of any person (other than members of the affiliated group, within the meaning of section 1504(a) of the Code, filing consolidated federal income tax returns of which PDN is the common parent) under Treasury Regulation section 1.1502-6, Treasury Regulation section 1.1502-78 or any similar state, local or non-U.S. Laws, as a transferee or successor, or otherwise.

(d)           No claim in writing has been made against PDN or any of its Subsidiaries by any Governmental Entity in a jurisdiction where PDN and its Subsidiaries do not file Tax Returns that PDN or such Subsidiary is or may be subject to taxation by that jurisdiction.  All deficiencies for Taxes asserted or assessed in writing against PDN or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the PDN SEC Documents.

(e)            PDN and its Subsidiaries have made available to NAPW correct and complete copies of all material U.S. federal income Tax Returns, state income Tax apportionment data, examination reports and statements of deficiencies for which the applicable statutory periods of limitations have not yet expired.

(f)            There are no material Liens for Taxes upon any of the assets of PDN or any of its Subsidiaries, except for Permitted Liens.

(g)           PDN and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid or remitted to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all material Tax withholding and remitting provisions of applicable Law.

(h)           Neither PDN nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)             Each of the closing agreements under section 7121 of the Code or any similar provision of state, local or non-U.S. Laws or full acceptance letters which PDN or any of its Subsidiaries has executed, entered into or received is valid and enforceable in accordance with its terms.  Neither PDN nor any of its Subsidiaries has committed fraud, collusion, concealment or malfeasance or made a misrepresentation of material fact in connection with the execution or entering into of any closing agreement with, or the receipt of any full acceptance letter or private letter ruling from, any Governmental Entity.

(j)             There is no taxable income of PDN that will be required under any applicable Law to be reported in a taxable period beginning after the Closing Date which taxable income was realized (or reflects economic income) arising prior to the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) election under section 108(i) of the Code.

(k)            Neither PDN nor any of its Subsidiaries has ever participated in any reportable transaction within the meaning of Treasury Regulations section 1.6011-4(b) or taken any position on any Tax Return that would subject it to a substantial understatement of Tax penalty under section 6662 of the Code which has not been properly disclosed to the IRS as required by the Code and the Treasury Regulations promulgated thereunder.

(l)             Neither PDN nor any of its Subsidiaries has (A) been a “United States real property holding corporation,” as defined in section 897(c)(2) of the Code, at any time during the past five years or made an election under section 897(i) of the Code to be treated as a domestic corporation for purposes of sections 897, 1445 and 6039C of the Code or (B) been a passive foreign investment company within the meaning of section 1297 of the Code.

(m)           Neither PDN nor any of its Subsidiaries has any knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

(n)           No employee, director, consultant or other service provider of PDN or any of its Subsidiaries is entitled to receive any gross up payment from PDN or any of its subsidiaries by reason of any taxes imposed by Section 4999 of the Code.

Section 4.14           Employee Relations Matters.

(a)           Neither PDN nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade union or works council.  Neither PDN nor any of its Subsidiaries has committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Laws.  To the knowledge of PDN, there are no organizational efforts with respect to the formation of a collective bargaining unit or, as of the date of this Agreement, labor union organizing activities being made or threatened involving employees of PDN or any of its Subsidiaries.

(b)           There are no pending or, to the knowledge of PDN, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against PDN or any of its Subsidiaries, nor to the knowledge of PDN, has there been any of the foregoing that has had, or would reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

(c)           PDN and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, employee classifications, and unemployment insurance.  PDN and each of its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.  Neither PDN nor any of its Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices other than any ordinary course settlement with a Governmental Entity, in each case in an amount not more than $100,000 individually.

(d)           Neither PDN nor any of its Subsidiaries has received written notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) any complaints, grievances or arbitrations against it arising out of any collective bargaining agreement, (iii) any charge or complaint with respect to or relating to it pending before the Equal Employment

Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or such investigation is in progress or (v) any complaint, lawsuit or other proceeding pending or, to the knowledge of PDN, threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, which has had or would reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.

(e)           Neither PDN nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN or any similar state, local or foreign Law.  During the ninety (90) day period prior to the date of this Agreement, not more than 30 employees of PDN or its Subsidiaries were terminated from any single site of employment.

(f)           As of the date of this Agreement, no PDN Key Employee or any of its Subsidiaries has given written notice terminating employment with PDN or any of its Subsidiaries, which termination will be effective on or after the date of this Agreement.  For the purposes hereof (“PDN Key Employee”) means the persons set forth in Section 4.14(f) of the PDN Disclosure Schedule.

Section 4.15           Intellectual Property.

(a)           PDN and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property material to the conduct of the business of PDN and its Subsidiaries, as currently conducted and as currently proposed to be conducted (in each case excluding generally commercially available, off-the-shelf software programs).  PDN’s public filings described in the preamble to this Article IV set forth all of the PDN’s research and development programs and any other material programs.

(b)           The execution and delivery of this Agreement by PDN and the consummation of the Merger will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by PDN or any of its Subsidiaries under which PDN or any of its Subsidiaries has granted an exclusive license or which is otherwise material to the business of PDN and its Subsidiaries, as currently conducted and as currently proposed to be conducted (the “PDN Intellectual Property”), or (ii) any license, sublicense or other agreement to which PDN or any of its Subsidiaries is a party and pursuant to which PDN or any of its Subsidiaries is authorized to use any third party’s Intellectual Property on an exclusive basis or that is otherwise material to the business of PDN and its Subsidiaries, as currently conducted and as currently proposed to be conducted, excluding generally commercially available, off-the-shelf software programs (the “PDN Third Party Intellectual Property”).  The execution and delivery of this Agreement by PDN and the consummation of the Merger will not, as a result of any contract to which PDN or any of its Subsidiaries is a party, result in PDN, PDN or any of PDN’s Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any trade secrets that would not have been granted or released absent such execution or consummation.

(c)           Section 4.15(c) of the PDN Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and trademarks, service marks, copyrights, domain names and social media pages and all accounts owned or co-owned by PDN or any of its Subsidiaries material to the conduct of the business of PDN and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted.  Section 4.15(c) of the PDN Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, copyrights and domain names material to the conduct of the business of PDN and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted, licensed to PDN or any of its Subsidiaries, and Section 4.15(c) of the PDN Disclosure Schedule sets forth a complete and accurate list of all other licenses to PDN or any of its Subsidiaries of PDN Intellectual Property or PDN Third Party Intellectual Property.

(d)           All items of Intellectual Property set forth in Section 4.15(c) of the PDN Disclosure Schedule are subsisting and have not expired or been cancelled, all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights (other than such rights that are currently the subject of pending applications) are valid.  PDN and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of PDN Intellectual Property of a nature that PDN intends to keep confidential.  To the knowledge of PDN, no third party is infringing, violating or misappropriating any of the PDN Intellectual Property or PDN Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a PDN Material Adverse Effect.

(e)           To the knowledge of PDN, the conduct of the business of PDN and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party.  Since January 1, 2013, neither PDN nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation, and all claims or allegations of infringement or misappropriation have been resolved.

(f)           All former and current employees, consultants and contractors of PDN or its Subsidiaries who contribute or have contributed to the creation or development of any Intellectual Property for or on behalf of PDN or any of its Subsidiaries material to the conduct of the business of PDN and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted, have executed written instruments that assign to PDN or the relevant Subsidiary all right, title and interest in and to any such contributions.

(g)           PDN’s and each of its Subsidiaries’ collection, storage, use and dissemination of personally identifiable information is and since January 1, 2013, has been in compliance in all material respects with all applicable Law, including Laws relating to privacy, data security and data protection, and all applicable privacy policies and terms of use or other contractual obligations applicable thereto.  Since January 1, 2013, there have been no written allegations or claims received by PDN or any of its Subsidiaries from any Governmental Entity or any person of a breach of any such Laws, policies or obligations.  To the knowledge of PDN, since March 1, 2013, there have been no material losses or thefts of any such information.

(h)           Except as set forth on Section 4.15(h) of the PDN Disclosure Schedule, PDN has no royalty payment obligations, or agreements with respect to royalty obligations, or understandings that could give rise to royalty obligations, however calculated, with respect to sales, sublicensing or commercialization of any products (including products under development), or with respect to the use of any PDN Intellectual Property necessary to create, develop, test or manufacture such products, or used in conjunction with such products.

Section 4.16           Real Property.

(a)           Except as noted on Section 4.16(a) of the PDN Disclosure Schedule, neither PDN nor any Subsidiary of PDN owns any real property.

(b)           PDN or a Subsidiary of PDN has a good leasehold estate in each Real Property Leases, under which PDN or a Subsidiary of PDN is a tenant or a subtenant, in each case free and clear of all Liens and defects in title, other than Permitted Liens.  Neither PDN nor any Subsidiary of PDN is in breach of or default under the terms of any Real Property Lease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  To the knowledge of PDN, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease, which breach or default has had or would reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  Each Real Property Lease is a valid and binding obligation of PDN or the Subsidiary of PDN which is party thereto and, to the knowledge of PDN, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)           PDN’s public filings described in the preamble to this Article IV set forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which PDN or a Subsidiary of PDN is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “PDN Real Property Subleases”).  Neither PDN nor any Subsidiary of PDN is in breach of or default under the terms of any PDN Real Property Sublease, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  To the knowledge of PDN, no other party to any PDN Real Property Sublease is in breach of or default under the terms of any PDN Real Property Sublease except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  Each PDN Real Property Sublease is a valid and binding obligation of PDN or the Subsidiary of PDN which is party thereto and, to the knowledge of PDN, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17           Takeover Statutes.  No federal or state anti-takeover statute or regulation, or any takeover-related provision in the PDN Certificate of Incorporation or PDN Bylaws would prohibit or restrict the ability of PDN to consummate the Merger or of the PDN Stockholders party to the PDN Voting Agreement to perform their respective obligations thereunder.

Section 4.18           Material Contracts.

(a)           Except as disclosed in Section 4.18 of the PDN Disclosure Schedule, and except for this Agreement, neither PDN nor any of its Subsidiaries is bound by any contract, arrangement, commitment or understanding:

(i)             that constitutes a partnership, joint venture, technology sharing or similar agreement between PDN or any of its Subsidiaries and any other person;

(ii)            with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of $100,000 or more in any 12 month period, other than those that are terminable by PDN or any of its Subsidiaries on no more than 30 days’ notice without penalty;

(iii)           that limits the ability of PDN or any of its Subsidiaries to compete or enter into in any line of business, in any geographic area or with any person, in each case, which limitation or requirement would reasonably be expected to be material to PDN and its Subsidiaries taken as a whole;

(iv)           with or to a labor union, works council or guild (including any collective bargaining agreement or similar agreement);

(v)            relating to the use or right to use Intellectual Property, including any license or royalty agreements, other than an agreement entered into in the ordinary course of business and that is not material to PDN;

(vi)           that provides for indemnification by PDN to any person, other than an agreement entered into in the ordinary course of business and that is not material to PDN;

(vii)           between PDN or any of its Subsidiaries and any current or former director or officer of PDN or any of its Subsidiaries, or any affiliate of any such person (other than an PDN Benefit Plan);

(viii)         with respect to (A) Indebtedness, (B) any capital lease obligations to any person other than PDN or any of its Subsidiaries, (C) any obligations to any person other than PDN or any of its Subsidiaries in respect of letters of credit and bankers’

acceptances, (D) any indebtedness to any person other than PDN or any of its Subsidiaries under interest rate swap, hedging or similar agreements, (E) any obligations to pay to any person other than PDN or any of its Subsidiaries the deferred purchase price of property or services, (F) indebtedness secured by any Lien on any property owned by PDN or any of its Subsidiaries even though the obligor has not assumed or otherwise become liable for the payment thereof, or (G) any guaranty of any such obligations described in clauses (A) through (F) of any person other than PDN or any of its Subsidiaries, in each case, having an outstanding amount in excess of $100,000 individually or $250,000 in the aggregate;

(ix)           that is material to PDN or that contains any so called “most favored nation” provision or similar provisions requiring PDN to offer to a person any terms or conditions that are at least as favorable as those offered to one or more other persons;

(x)            pursuant to which any agent, sales representative, distributor or other third party markets or sells any PDN Product;

(xi)           pursuant to which PDN or any Subsidiary is a party granting rights of first refusal, rights of first offer or similar rights to acquire any business or assets of the PDN or any Subsidiary;

(xii)           relating to the purchase or sale of assets outside the ordinary course of business of PDN;

(xiii)         relating to the issuance of any securities of PDN or any Subsidiary;

(xiv)         pursuant to which any material asset of PDN or any of its Subsidiaries is leased;

(xv)          relates to the purchase of (A) any equipment entered into since December 31, 2013 and (B) any materials, supplies, or inventory since December 31, 2013, other than any agreement which, together with any other related agreement, involves the expenditure by the PDN of less than $100,000;

(xvi)         that represents a purchase order with any supplier for the purchase of inventory items in an amount in excess of $100,000 of materials;

(xvii)        pursuant to which PDN or any Subsidiary is a party and having a remaining term of more than one (1) year after the date hereof or involving a remaining amount payable thereunder (either to or from PDN) as of the date hereof, of at least $100,000;

(xviii)       that involves the payment of $250,000 or more in any 12-month period after the date hereof; or

(xix)         that would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement.

PDN has previously made available to PDN or its representatives complete and accurate copies of each Contract of the type described in this Section 4.18(a) (collectively referred to herein as “PDN Material Contracts”).

(b)           All of the PDN Material Contracts were entered into at arms’ length in the ordinary course of business and are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms.  Neither PDN nor any of its Subsidiaries has given or received a notice of cancellation or termination under any PDN Material Contract, or has, or is alleged to have, and to the knowledge of PDN, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any PDN Material Contract.

(c)           Neither PDN nor any Subsidiary of PDN is in breach of or default under the terms of any PDN Material Contract, except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  To the knowledge of PDN, no other party to any PDN Material Contract is in breach of or default under the terms of any PDN Material Contract except for any such breach or default that has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  Each PDN Material Contract is a valid and binding obligation of PDN or the Subsidiary of PDN which is party thereto and, to the knowledge of PDN, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)           Neither PDN nor any Subsidiary of PDN is subject to any continuing obligations or restrictions under the Alliance Agreement between Monster Worldwide Inc. and PDN or the Diversity Recruitment Partnership Agreement, dated as of November 6, 2012, between PDN and LinkedIn Corporation (including under any amendment to either such agreement).

Section 4.19           Insurance.  PDN and its Subsidiaries own or hold policies of insurance in amounts that PDN has determined in good faith provide reasonably adequate coverage for its business and in amounts sufficient to comply with (i) applicable Law and (ii) all PDN Material Contracts to which PDN or any of its Subsidiaries are parties or are otherwise bound.

Section 4.20           Affiliate Transactions.  There are no transactions, agreements or arrangements between (i) PDN or any of its Subsidiaries on the one hand, and (ii) any director, executive officer or affiliate of PDN (other than any of its Subsidiaries) or any of their respective affiliates or immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (such transactions referred to herein as “PDN Affiliate Transactions”).

Section 4.21           Subsidiaries.  Except for Merger Sub, PDN has no Subsidiaries.  All of the shares of capital stock of Merger Sub are fully paid and non-assessable and are owned by PDN or a Subsidiary of PDN free and clear of any material Lien, except for PDN Permitted Liens.  Except for the Merger Sub, PDN neither directly nor indirectly, (a) owns or otherwise controls, (b) has agreed to purchase or otherwise acquire or (c) holds any interest convertible into or exchangeable for, any capital stock or other equity interest of any other corporation, partnership, joint venture or other business association or entity.

Section 4.22           Finders or Brokers.  Except for Aegis Capital Corp., neither PDN nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 4.23           Vote of PDN Stockholders.  Except for the approval (“PDN Stockholder Approval”) by the vote of holders of a majority of the outstanding shares of PDN Common Stock in favor of (a) the consummation of the transactions contemplated by this Agreement, (b) the issuance of the aggregate Merger Share Consideration, the Merger Option Consideration, the Jones Shares and the Wesser Shares, (c) the election of the PDN Board Designees and the NAPW Board Designees, (d) the amendment to the PDN amended and restated certificate of incorporation (“PDN Charter Amendment”) in the form attached hereto as Exhibit 5, and (d) the amendment to the PDN amended and restated bylaws in the form attached hereto as Exhibit 6 (the “PDN Bylaw Amendment”) (the matters in clauses (a), (b), (c) and (d) collectively, the “PDN Stockholder Approval Matters”), no vote of the stockholders of PDN or the holders of any other securities of PDN (equity or otherwise) is required by any applicable Law, the PDN amended and restated certificate of incorporation or the PDN amended and restated bylaws or other equivalent organizational documents of PDN to consummate the transactions contemplated hereby.

Section 4.24           Disclosure.  No representation or warranty or other statement made by PDN or Merger Sub in this Agreement, the PDN Disclosure Schedule, the certificates delivered pursuant to Section 7.2(d) or otherwise in connection with the transactions contemplated herein contains any untrue statement or, to PDN’s knowledge, omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V
INDEMNIFICATION

Section 5.1             Indemnification by Proman. Subject to the terms, conditions and limitations set forth herein, Proman shall indemnify and hold harmless PDN and its directors, officers, employees, agents, subsidiaries and affiliates (the “PDN Indemnified Persons”), and will reimburse the PDN Indemnified Persons for, any loss, liability, damage or expense, including reasonable out-of-pocket costs of investigation and defense of claims and reasonable attorneys’ fees and expenses (collectively, “Losses”) incurred by the PDN Indemnified Persons arising or resulting from or in connection with any of the following:

(a)           any breach of any representation or warranty made by NAPW in Article III of this Agreement; or

(b)           any breach of any covenant or agreement of NAPW in Article VI of this Agreement.

All claims for indemnification under this Section 5.1 shall be administered by PDN for itself and on behalf of all other PDN Indemnified Persons.  For purposes of this Article V, notwithstanding anything to the contrary contained herein, Losses shall include, and PDN Indemnified Persons shall be compensated for, any consequential, special, incidental or punitive damages incurred by a PDN Indemnified Person arising or resulting from or in connection with a claim asserted by any person who is not a PDN Indemnified Person.

Section 5.2             Indemnification by PDN or the Surviving Subsidiary.  In addition to the indemnification provided in Section 6.9,  and subject to the terms and conditions set forth herein, PDN and the Surviving Subsidiary shall indemnify and hold harmless NAPW and its directors, officers, stockholders, employees, agents, subsidiaries and affiliates (the “NAPW Indemnified Persons”), and will reimburse the NAPW Indemnified Persons for, any Losses incurred by the NAPW Indemnified Persons arising or resulting from or in connection with any of the following:

(a)           any breach of any representation or warranty made by PDN in Article IV of this Agreement; or

(b)           any breach of any covenant or agreement of PDN in Article VI of this Agreement.

All claims for indemnification under this Section 5.2 shall be administered by Proman for himself and on behalf of all other NAPW Indemnified Persons.  For purposes of this Article V, notwithstanding anything to the contrary contained herein, Losses shall include, and NAPW Indemnified Persons shall be compensated for, any consequential, special, incidental or punitive damages incurred by a NAPW Indemnified Person arising or resulting from or in connection with a claim asserted by any person who is not a NAPW Indemnified Person.

Section 5.3             Indemnification Limitation – Survival.  Except for the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.12, 3.19, 4.1, 4.2, 4.3, 4.13 and 4.22 (the “Fundamental Representations”), which shall survive the Closing forever (except for the representations and warranties in Sections 3.12 and 4.13, which shall survive until the expiration of the applicable statute of limitations), all representations and warranties contained in this Agreement shall survive the Closing and shall continue in full force and effect until the date that is twelve (12) months after the Closing Date (the “Indemnity Period”).  All covenants and other obligations contained in this Agreement shall expire at the Closing, except those covenants or obligations that explicitly survive the Closing, which covenants and obligations shall continue in full force and effect until the earlier of such time as (i) such covenants or obligations expire according to their terms, (ii) such covenants or obligations are fully performed and satisfied, or (iii) the expiration of the statute of limitations with respect to such covenants or obligations, in each case in accordance with the respective terms of such covenants and obligations set forth in this Agreement.  The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit, or other investigation conducted with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warrant, covenant or obligation, except that, in such event, an indemnified person will not be entitled to indemnification with respect to any inaccuracy or breach of any representation, warranty, covenant or obligation by an Indemnifying Party that would result in the failure of a condition set forth in Article VII if (i) the Indemnifying Party provided notice to the indemnified person of such inaccuracy or breach and (ii) the failure of such condition provides the indemnified person the right to terminate this Agreement under Article VIII (without regard to notices or cure periods) or the ability to not consummate the transactions contemplated hereby.

Section 5.4             Indemnification Limitation.

(a)           Proman shall not have any obligation to indemnify the PDN Indemnified Persons pursuant to Section 5.1, and no such indemnification claims shall be brought against Proman, absent fraud or willful misconduct of NAPW or Proman, unless the total of all such Losses for all indemnification claims made by the PDN Indemnified Persons pursuant to Section 5.1 exceeds $250,000, and then the PDN Indemnified Persons will be entitled to recover only such amounts in excess of $250,000.  It is understood and agreed by the parties that sole and exclusive remedy for all Losses (other than for fraud or willful misconduct by NAPW or Proman) of the PDN Indemnified Persons shall be to the Escrowed Shares pursuant to Section 5.5; provided, however, that any material breach by NAPW or Proman of a Fundamental Representation shall not be subject to the Indemnification Cap nor shall the recourse of the PDN Indemnified Persons be limited to the Escrowed Shares.

(b)           Neither PDN nor the Surviving Subsidiary shall have any obligation to indemnify the NAPW Indemnified Persons under Section 5.2(a), and no such indemnification claims shall be brought against PDN or the Surviving Subsidiary, absent fraud or willful misconduct of PDN or Merger Sub, unless the total of all such Losses for all indemnification claims made by the NAPW Indemnified Persons pursuant to Section 5.2(a) exceeds $250,000, and then the NAPW Indemnified Persons will be entitled to recover only such amounts in excess of $250,000. Neither PDN nor the Surviving Subsidiary shall have liability for any Losses (other than for fraud or willful misconduct by PDN or Merger Sub) payable to NAPW Indemnified Persons in excess of the Indemnification Cap; provided, however, that any material breach by PDN or Merger Sub of a Fundamental Representation shall not be subject to the Indemnification Cap.

Section 5.5             Escrowed Shares.

(a)           As security for Proman’s indemnity obligations under this ARTICLE V, PDN shall withhold the Escrowed Shares from the Merger Share Consideration at the Effective Time.  A stock certificate representing the Escrowed Shares shall be delivered to the transfer agent at the Effective Time to be held by such transfer agent during the period beginning on the Effective Time and ending on the first anniversary of the Effective Time and distributed in accordance with Section 5.5(b).  Proman shall retain the beneficial ownership and voting rights associated with the Escrowed Shares until such time as such shares are distributed to PDN pursuant to Section 5.5(b).

(b)           PDN shall have the right to deduct from the Escrowed Shares any Losses suffered by PDN Indemnified Persons that have been finally resolved in accordance with this Agreement whereby the number of Escrowed Shares deducted by PDN equals the quotient of the amount of the Losses suffered by PDN as finally resolved divided by the Current Market Value (as hereinafter defined) of PDN Common Stock as of the date such shares are transferred to PDN.  On the first anniversary of the Effective Time, PDN shall distribute to Proman the balance of any of the Escrowed Shares remaining after the deduction for Losses suffered by a PDN Indemnified Person in accordance with the immediately preceding sentence.  Notwithstanding the foregoing, any Losses incurred, paid or borne by a PDN Indemnified Person for which such PDN Indemnified Person is entitled to indemnification from Proman under this Article V may, at the election of Proman, be satisfied, in whole or in part, by Proman in the form of cash, rather than shares of PDN Common Stock, in which event Escrowed Shares having a Current Market Value equal to the amount of such payment shall be promptly released to Proman.

Section 5.6             Indemnification Procedures.

(a)           A PDN Indemnified Person or NAPW Indemnified Person, as the case may be, hereunder (the “Claiming Party”) shall give Proman or PDN, as applicable (the “Indemnifying Party”), prompt written notice of any third party claim during the Indemnity Period (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within fifteen (15) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim and, in any event, prior to the expiration of the Indemnity Period), together with a statement setting forth in reasonable detail the nature and basis of such Third Party Claim and providing copies of the relevant documents evidencing such Third Party Claim, the amount of the claim, and the basis for the indemnification sought (such notice, statement and documents together, the “Third Party Claim Notice”).  The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Claiming Party with respect to such Third Party Claim.  The failure to give a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Article V, and then only to the extent of such prejudice.  The Indemnifying Party shall provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim, or (ii) disputing the claim for indemnification against it (such notice, the “Indemnification Notice”).  The Indemnification Notice must be provided to the Claiming Party within forty-five (45) days after receipt of the notice from the Claiming Party of the Third Party Claim (such period is referred to herein as the “Indemnification Notice Period”).

(b)           If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period stating that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its own expense; provided, however, that the Claiming Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; and provided, further, that in the event that the interests of the Claiming Party and Indemnifying Party are, or may reasonably become, in conflict with, or adverse to one another, with respect to such Third Party Claim, the Claiming

Party may retain its own counsel at the Indemnifying Party’s expense with respect to such Third Party Claim.  In the event the Indemnifying Party assumes and conducts the defense on behalf of the Claiming Party, the Indemnifying Party shall, subject to this Article V, be deemed to acknowledge that it is responsible to the Claiming Party for any damages as a result of such Third Party Claim, and may settle such Third Party Claim, but shall not, without the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed), agree to any settlement that does not include a provision whereby the plaintiff or claimant in the Third Party Claim releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto).  If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above and does not dispute the claim for indemnification against it, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the matter in any manner the Claiming Party reasonably may deem appropriate; provided that any such settlement of such Third Party Claim must include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party and the Indemnifying Party from all liability with respect thereto; provided further that such Third Party Claim may not be settled without the consent of the Indemnifying Party (not to be unreasonably withheld or delayed); and provided further that the Indemnifying Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(c)           In the event that the Indemnifying Party disputes the claim for indemnification against it with respect to such Third Party Claim, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim in any manner the Claiming Party may deem reasonably appropriate; provided that the Claiming Party shall not, without the consent of the Indemnifying Party, agree to any settlement that does not include a provision whereby the plaintiff or claimant of such Third Party Claim releases the Indemnifying Party from all liability with respect to such Third Party Claim; and provided further that such Third Party Claim may not be settled without the consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

(d)           In the event any Claiming Party should have a claim against the Indemnifying Party for indemnification of Losses hereunder during the Indemnity Period (other than in connection with a Third Party Claim), such Claiming Party shall deliver prompt notice of such claim to the Indemnifying Party within fifteen (15) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim and, in any event, prior to the expiration of the Indemnity Period) and stating (A) that the Claiming Party has paid or reserved the Losses and (B) in reasonable detail the nature and basis of such claim and providing copies of the relevant documents evidencing such claim, the amount of the claim, and the basis for the indemnification sought.  Notwithstanding the foregoing, the failure of the Claiming Party to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Article V, and then only to the extent of such prejudice.  If the Indemnifying Party notifies the Claiming Party that it does not dispute the claim described in such notice or fails to notify the Claiming Party within thirty (30) days after delivery of such notice by the Claiming Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Claiming Party’s notice shall be conclusively deemed a liability of the Indemnifying Party.  If the Indemnifying Party has timely disputed its liability with respect to such claim within such 30-day period by delivering a notice (a “Response Notice”) to the Claiming Party in which the Indemnifying Party shall set forth the matters and amounts for which it denies liability, then, during the period of thirty (30) days following receipt of the Response Notice by the Claiming Party, the Claiming Party and the Indemnifying Party shall use reasonable efforts to resolve in writing any differences that they may have with respect to any matter specified in the Response Notice.  If at the end of such thirty (30) day period, the Claiming Party and the Indemnifying Party have failed to reach written agreement with respect to any of such matters, then either of them shall submit a demand for arbitration with respect to the matters as to which they have failed to reach written agreement, to an arbitrator satisfactory to both the Claiming Party and the Indemnifying Party, for final and binding resolution of the specific items of such disagreement, the terms of which resolution shall be set forth by the arbitrator in a written notice, which the arbitrator shall promptly deliver to the Claiming Party and the Indemnifying Party.  With respect to any such Loss, the Indemnifying Party shall transfer to Claiming Party an amount equal to such Losses (which, in the case of indemnification by Proman, shall occur by the release of Escrowed Shares having an aggregate Current Market Value equal to the amount of such Losses) no later than ten (10) days following the determination of the Indemnifying Party’s liability (whether such determination is made pursuant to the procedures set forth in this Section 5.6(d), by agreement between the Indemnifying Party and the Claiming Party or by final arbitration).

(e)           Any indemnity payment due and payable under this Agreement shall be net of (i) any insurance proceeds actually recovered or received by the Claiming Party or any of its respective affiliates with respect to the applicable Losses (less any expenses incurred in obtaining such insurance proceeds and the amount of any insurance premium increase to such Claiming Party or its affiliates due to such Losses), (ii) indemnity or contribution amounts actually received from third parties with respect to the applicable Losses (net of applicable costs of recovery or collection thereof), and (iii) the amount of any Tax refunds, credits or other reductions in Taxes actually received or realized or recognized by such Claiming Party to the extent directly attributable to the incurrence or payment of such Losses.  The Claiming Party agrees to use commercially reasonable efforts to pursue any claims for insurance with respect to the claims or Losses for which it is seeking indemnification hereunder.

Section 5.7             Equitable Remedy.  Except with respect to any Loss that is the result of fraud or willful misconduct by NAPW or Proman, PDN agrees that from and after the Effective Time, the sole and exclusive remedy of a PDN Indemnified Person with respect to any and all claims relating to inaccuracies or breaches of representations, warranties, covenants and agreements contained in this Agreement shall be indemnification pursuant to this Article V, provided, however, that nothing in this Article V shall limit any equitable remedy, including injunctions and specific performance, that a PDN Indemnified Person or NAPW Indemnified Person may have pursuant to this Agreement.

Section 5.8             Subrogation.  Upon making any indemnification payment under this Article V, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates.

Section 5.9             Merger Share Consideration Adjustment.  All indemnification payments made hereunder will be treated by all parties as adjustments to the Merger Consideration.

ARTICLE VI
CERTAIN AGREEMENTS

Section 6.1             Conduct of Business by NAPW and by PDN.

(a)           Subject to the terms of the Confidentiality Agreement, which PDN and NAPW agree will continue in full force following the date of this Agreement, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1  (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by PDN or NAPW, as applicable, (iii) as may be required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1 of the NAPW Disclosure Schedule or Section 6.1 of the PDN Disclosure Schedule, as applicable, each of PDN (with respect to itself and its Subsidiaries) and NAPW agrees that (A) the business of it and, with respect to PDN, its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and, to the extent consistent therewith, (B) it shall use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of PDN (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 6.1  of the NAPW Disclosure Schedule or as required by applicable Law, NAPW, or Proman, as the case may be, shall not:

(i)             authorize, declare or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock (whether in cash, assets, shares or other securities of NAPW);

(ii)            split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

(iii)           (A) grant, or commit to grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of NAPW Common Shares, or other equity-based awards with respect to NAPW Common Shares, under any equity incentive plan or otherwise, or (B) except as required by applicable Law (including section 409A of the Code and regulations issued thereunder), (1) increase or commit to increase the compensation or other benefits payable or provided to NAPW’s current or former directors, officers, employees, consultants, or independent contractors, (2) enter into or commit to enter into any employment, change of control, severance, retention, deferred compensation, indemnification, or similar agreement with any director, officer, employee, consultant, or independent contractor of NAPW, other than (I) in the ordinary course of business with respect to a new employee in a manner consistent with past practice or (II) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance, or (3) except as permitted pursuant to clause (I) or (II) above or as required pursuant to the terms of any NAPW Benefit Plan, establish, adopt, enter into, amend, become a party to, or commence participation in, or commit to establish, adopt, enter into, amend, become a party to, or commence participation in, any collective bargaining agreement, plan, trust, fund, policy, or arrangement, or NAPW Benefit Plan (or any plan, arrangement, agreement, program, practice, or policy that would be a NAPW Benefit Plan if it were in effect as of the date of this Agreement) for the benefit of any current or former directors, officers, employees, consultants, or independent contractors, or any of their beneficiaries;

(iv)           materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)           adopt any amendments to the NAPW Certificate of Incorporation or the NAPW Bylaws;

(vi)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in NAPW or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(vii)         directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than purchases or deemed acquisitions of NAPW Common Shares in respect of the exercise price or tax withholding obligations relating to a NAPW share-based award upon the net exercise or vesting of any such award in a manner consistent with past practice;

(viii)         incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger or (B) guarantees by NAPW of Indebtedness for borrowed money of NAPW, which Indebtedness for borrowed money is incurred in compliance with this Section 6.1(b).

(ix)           sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its properties or assets and except pursuant to existing agreements in effect prior to the execution of this Agreement and listed in Section 3.18 of the NAPW Disclosure Schedule;

(x)            modify, amend, terminate or waive any rights under any NAPW Material Contract or Real Property Lease, in any manner the effect of which is, individually or in the aggregate, materially adverse to NAPW;

(xi)           enter into any Contract that would be a NAPW Material Contract or Real Property Lease if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice;

(xii)           acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii)         authorize or make any capital expenditures, other than (A) in accordance with NAPW capital expenditures plan set forth as Section 6.1(b)(xiii) to the NAPW Disclosure Schedule, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $250,000;

(xiv)         make any loans, advances or capital contributions to, or investments in, any person, in each case other than loans and advances to NAPW;

(xv)          enter into, amend, waive or terminate (other than terminations in accordance with their terms) any NAPW Affiliate Transactions in any material respect;

(xvi)         abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xvii)        adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of NAPW;

(xviii)       (A) waive, settle, satisfy or compromise any actions, suits, arbitrations, mediations or proceedings, other than any such actions, suits, arbitrations, mediations or proceedings not in excess of $250,000 individually or in the aggregate, except for any actions, suits, arbitrations, mediations or proceedings where NAPW is the plaintiff, in which case, NAPW made waive, settle, satisfy or compromise, provided that any such waiver, settlement, satisfaction or compromise does not result in an obligation of NAPW to pay money or have any other obligation to the counterparty as a result thereof, or (B) waive, settle, satisfy or compromise any pending or threatened actions, suits, arbitrations, mediations or proceedings arising out of or related to this Agreement or the transactions contemplated hereby; or

(xix)          agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of NAPW (not to be unreasonably withheld, conditioned or delayed), except as set forth in Section 6.1 of the PDN Disclosure Schedule or as required by applicable Law, PDN shall not, and shall not permit any of its Subsidiaries to:

(i)             authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of PDN or its Subsidiaries), except for dividends by any wholly owned Subsidiary of PDN to PDN or to another wholly owned Subsidiary of PDN;

(ii)            split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned direct or indirect Subsidiary of PDN which remains a wholly owned direct or indirect Subsidiary after consummation of such transaction;

(iii)           (A) other than grants to PDN employees in the ordinary course of business or to a new employee in a manner consistent with past practice, grant or commit to grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of PDN Common Stock, or other equity-based awards with respect to PDN Common Stock, under any equity incentive plan or otherwise, or (B) except as required by applicable Law (including section 409A of the Code and regulations issued thereunder), (1) increase or commit to increase the compensation or other benefits payable or provided to PDN’s current or former directors, officers, employees, consultants, or independent contractors, (2) enter into or commit to enter into any employment, change of control, severance, retention, deferred compensation, indemnification, or similar agreement with any director, officer, employee, consultant, or independent contractor of PDN, other than (I) in the ordinary course of business with respect to a new employee in a manner consistent with past practice or (II) for employment agreements terminable on less than thirty (30) days’ notice without penalty or cost, including severance, (3) add additional participants to or increase any benefits for existing participants in the severance plan adopted on May 9, 2012 and described in the PDN proxy statement for the 2013 annual meeting of PDN Stockholders or (4) except as permitted pursuant to clause (I) or (II) above or as required pursuant to the terms of any PDN Benefit Plan, establish, adopt, enter into, amend, become a party to, or commence participation in, or commit to establish, adopt, enter into, amend, become a party to, or commence participation in, any collective bargaining agreement, plan, trust, fund, policy, or arrangement, or PDN Benefit Plan (or any plan, arrangement, agreement, program, practice, or policy that would be a PDN Benefit Plan if it were in effect as of the date of this Agreement) for the benefit of any current or former directors, officers, employees, consultants, or independent contractors, or any of their beneficiaries;

(iv)           materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v)           adopt any amendments to PDN’s Certificate of Incorporation or PDN’s Bylaws or similar applicable charter documents of PDN or any of its Subsidiaries;

(vi)           except for transactions among PDN and its wholly owned direct or indirect Subsidiaries or among PDN’s wholly owned direct or indirect Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in PDN or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unvested PDN Stock Option, or cause to be vested any unvested PDN share-based award, under the PDN Stock Incentive Plan (except as otherwise provided by the terms of this Agreement or for nondiscretionary actions pursuant to the express terms of any unvested PDN Stock Options or unvested PDN share-based awards outstanding on the date of this Agreement), other than (A) issuances of PDN Common Shares in respect of any exercise of PDN Stock Options and settlement of any PDN share-based awards outstanding on the date of this Agreement (in accordance with their respective terms), or that may be granted after the date of this Agreement as permitted under this Section 6.1(c) and (B) the sale of PDN Common Stock pursuant to the exercise of PDN Stock Options to purchase PDN Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii)          except for transactions among PDN and its wholly owned Subsidiaries or among PDN’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than purchases or deemed acquisitions of Common Shares in respect of the exercise price or tax withholding obligations relating to a PDN share-based award upon the net exercise or vesting of any such award in a manner consistent with past practice;

(viii)         incur, assume, guarantee, prepay, redeem, repurchase or otherwise become liable for, or modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the Indebtedness of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany Indebtedness for borrowed money among PDN and its wholly owned Subsidiaries or among PDN wholly owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money that (x) is in an amount not exceeding such existing Indebtedness, (y) is on terms no less favorable in the aggregate than such existing Indebtedness and (z) that does not contain provisions that will result in the occurrence of a default or event of default (with notice or lapse of time, or both) upon the consummation of the Merger or (C) guarantees by PDN or one of its Subsidiaries of Indebtedness for borrowed money of PDN or any of its Subsidiaries, which Indebtedness for borrowed money is incurred in compliance with this Section 6.1(c);

(ix)           except for transactions among PDN and its wholly owned Subsidiaries or among PDN’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including via securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries and except pursuant to existing agreements in effect prior to the execution of this Agreement and listed in Section 4.18 of the PDN Disclosure Schedule;

(x)            modify, amend, terminate or waive any rights under any PDN Material Contract or Real Property Lease, in any manner the effect of which is, individually or in the aggregate, materially adverse to PDN and its Subsidiaries taken as a whole;

(xi)           enter into any Contract that would be a PDN Material Contract or Real Property Lease if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice;

(xii)           acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

(xiii)           authorize or make any capital expenditures, other than (A) in accordance with PDN capital expenditures plan set forth as Section 6.1(c)(xiii) of the PDN Disclosure Schedule, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $250,000;

(xiv)         make any loans, advances or capital contributions to, or investments in, any person, in each case other than loans and advances to PDN or a wholly owned Subsidiary of PDN by a wholly owned Subsidiary of PDN, or loans, advances, capital contributions to, or investments in, a wholly owned Subsidiary of PDN;

(xv)          enter into, amend, waive or terminate (other than terminations in accordance with their terms) any PDN Affiliate Transaction in any material respect;

(xvi)         abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property;

(xvii)        adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of PDN, or any of its

Subsidiaries (other than the Merger or a merger of two or more wholly owned Subsidiaries of PDN);

(xviii)       (A) waive, settle, satisfy or compromise any actions, suits, arbitrations, mediations or proceedings, other than any such actions, suits, arbitrations, mediations or proceedings not in excess of $250,000 individually or in the aggregate, except for any actions, suits, arbitrations, mediations or proceedings where PDN is the plaintiff, in which case, PDN may waive, settle, satisfy or compromise, provided that any such waiver, settlement, satisfaction or compromise does not result in an obligation of PDN to pay money or have any other obligation to the counterparty as a result thereof without restriction or (B) waive, settle, satisfy or compromise any pending or threatened action, suits, arbitrations, mediations or proceedings arising out of or related to this Agreement or the transactions contemplated hereby; or

(xix)         agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(d)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, PDN and its Subsidiaries shall maintain its existing listing on NASDAQ and file or furnish on a timely basis all forms, documents and reports required to be filed or furnished with the SEC, which forms, documents and reports shall comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of such forms, documents and reports shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition to the foregoing, PDN shall:

(i)             prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“PDN Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii)            consult with NAPW with respect to all material closing agreements, issue resolution agreements and other agreements or confirmations to be executed or entered into or received by PDN or any of its Subsidiaries with or from the IRS;

(iii)           fully and timely pay all material Taxes due and payable in respect of such PDN Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of PDN;

(iv)           properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no PDN Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

(v)            promptly notify NAPW of any material actions, suits, arbitrations, mediations or proceedings or audit pending or threatened against NAPW or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(vi)           not make (except in the ordinary course of business) or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of NAPW;

(vii)          not make (except in the ordinary course of business) any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of NAPW; and

(viii)         terminate all Tax allocation, indemnification or sharing agreements to which NAPW or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among PDN and any of its Subsidiaries).

(e)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, NAPW shall:

(i)             prepare and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“NAPW Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable Law;

(ii)            consult with PDN with respect to all material closing agreements, issue resolution agreements and other agreements or confirmations to be executed or entered into or received by NAPW or any of its Subsidiaries with or from the IRS;

(iii)           fully and timely pay all material Taxes due and payable in respect of such NAPW Post-Signing Returns that are so filed, or for any such Taxes as to which there is a good faith dispute, provide for adequate reserves on the financial statements of NAPW;

(iv)           properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no NAPW Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

(v)            promptly notify PDN of any material actions, suits, arbitrations, mediations or proceedings or audit pending or threatened against NAPW or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(vi)           not make (except in the ordinary course of business) or revoke any material election with regard to Taxes or file any material amended Tax Returns, without the prior written consent of PDN;

(vii)           not make (except in the ordinary course of business) any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements, without the prior written consent of PDN; and

(viii)        terminate all Tax allocation, indemnification or sharing agreements to which NAPW or any of its Subsidiaries is a party such that there are no further liabilities thereunder (other than any such agreements solely among NAPW and any of its Subsidiaries).

(f)           Between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Merger Sub shall not, without the prior written consent of NAPW:  (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities of Merger Sub, (ii) incur any obligations or liabilities or enter into any Contract other than in furtherance of the transactions contemplated hereby or (iii) authorize any of, or commit or agree to take, any of the foregoing actions.

Section 6.2             Investigation.  Prior to the earlier of the Effective Time and the Termination Date, each of PDN and NAPW shall afford to the other party and to each of the other party’s officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources (and their advisors) and agents and other representatives (collectively, “Representatives”) reasonable access upon at least one Business Day’s prior notice during normal business hours to its (and its Subsidiaries’, if applicable) officers, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish the other party and their respective Representatives with financial, operating and other data and information as the other party may from time to time reasonably request.  Without limiting the generality of any of the foregoing, until the earlier of the Effective Time and the Termination Date, each of PDN and NAPW shall promptly make available to the other party copies of:

(a)           the unaudited monthly consolidated balance sheets of such party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month, or such longer periods as the parties may mutually agree to in writing;

(b)           the unaudited quarterly consolidated balance sheets of such party as of the end of each calendar quarter and the related unaudited quarterly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar quarter, reviewed by such party’s independent auditor, which shall be delivered within forty days after the end of such calendar quarter, or such longer periods as the parties may mutually agree to in writing;

(c)           any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Entity on behalf of a party in connection with the Merger or any of the transaction contemplated hereby;

(d)           any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a party relating to any pending or threatened actions, suits, arbitrations, mediations or proceedings pending involving or affecting such party;

(e)           any material notice, report or other document received by a party from any Governmental Entity; and

(f)           with respect to PDN, (i) any quarterly report on Form 10-Q, annual report on Form 10-K, proxy statement, information statement or similar document required to be filed or furnished with the SEC at least five (5) days prior to the date of such filing and (ii) all current reports on Form 8-K to be filed or furnished with the SEC at least 24 hours prior to the date of such filing and, in each case, give NAPW the opportunity to review and provide comments, which PDN may accept or reject in its sole discretion.

Notwithstanding the foregoing, neither party shall be required to afford such access to the extent it would unreasonably disrupt the operations of such party or any of such party’s Subsidiaries, would cause a violation of any agreement to which such party or any of such party’s Subsidiaries is a party (although each party shall use commercially reasonable efforts to obtain any necessary consent so that such violation would not occur), would cause a reasonable risk of a loss of a privilege to such party or any of such party’s Subsidiaries or would constitute a violation of any applicable Law, nor shall such party or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the other party or any of its Subsidiaries.  The parties agree that no information discovered by any party or its Representatives in the course of any investigation pursuant to this Section 6.2 or otherwise shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party contained in this Agreement.

Section 6.3             No Negotiation.  Each of PDN, NAPW, each of their respective Subsidiaries and each of their respective Representatives shall (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any merger or sale proposal and (ii) promptly (and in any event within one (1) Business Day after the date hereof) request the prompt return from all such Persons or cause the destruction of all copies of all information or data previously provided to such Persons by PDN or NAPW or their respective Representatives, as the case may be, in accordance with the provisions of the confidentiality or non-disclosure agreement governing PDN’s or NAPW’s arrangements with such Person and shall deny access to any virtual data room containing any such information to any party (other than NAPW or PDN and their respective Representatives in connection with this Agreement).

Section 6.4             Filings; Other Actions. Each of NAPW, PDN and Merger Sub shall use reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Securities Act, the Exchange Act, any other federal securities Laws, any applicable state securities or “blue sky” Laws and any stock exchange requirements in connection with the Merger and the other transactions contemplated by this Agreement.  Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the parties hereto shall prepare and cause to be filed with the SEC the Information Statement; provided, however, that prior to the filing of the Information Statement, PDN shall consult with NAPW with respect to such filings and shall afford NAPW and its Representatives reasonable opportunity to comment thereon. The parties hereto shall use reasonable best efforts to cause the Information Statement to be mailed to PDN’s stockholders as promptly as reasonably practicable after the date on which the Information Statement is cleared by the SEC.  NAPW shall provide PDN with any information for inclusion in the Information Statement that may be required under applicable Law or that is reasonably requested by PDN.  PDN shall notify NAPW of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Information Statement or for additional information, and will promptly supply to NAPW and its counsel copies of all correspondence between PDN or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Information Statement.  Each of NAPW, PDN and Merger Sub shall use reasonable best efforts to resolve all SEC comments with respect to the Information Statement and any other required filings as promptly as practicable after receipt thereof.  Each of NAPW, PDN and Merger Sub agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading in any material respect.  NAPW will promptly notify PDN if at any time prior to the Closing any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Information Statement.  In such case, the parties will cooperate to promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to PDN’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, each party shall consult with each other party with respect to such amendment or supplement and shall afford each such party and its Representatives reasonable opportunity to comment thereon.  Notwithstanding the forgoing, no party shall have any obligation to notify the other parties of any matters to the extent that its board of directors or any committee thereof determines in good faith, after consultation with its outside legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to its stockholders under applicable Law.

Section 6.5             Benefit Plans.

(a)           With respect to any NAPW Benefit Plan or PDN Benefit Plan in which any employees and former employees of NAPW (the “Participating Employees”) first become eligible to participate on or after the Effective Time, and in which such Participating Employees did not participate prior to the Effective Time (collectively, the “New Plans”), each Participating Employee shall, to the extent permitted by applicable law, receive full credit for the months and years of continuous service by such Participating Employee recognized by NAPW prior to the Effective Time to the same extent as if it were service with PDN for purposes of (1) satisfying the service requirements for eligibility to participate in each such New Plan, (2) vesting in any benefits under each such New Plan, and (3) calculating the level of benefits with respect to vacation, personal days off, severance benefits and any other welfare-type benefits with respect to which a Participating Employee may be eligible, where service is a factor in calculating benefits, provided that, none of the foregoing shall apply with respect to defined benefit pension plans benefit accrual or where such credit would result in a duplication of benefits.  With respect to any New Plan that is a welfare benefit plan in which any Participating Employees first become eligible to participate on or after the Effective Time, and in which such Participating Employees did not participate prior to the Effective Time, subject to any applicable plan provisions, contractual requirements or laws, PDN shall, (A) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements, waiting periods, any evidence of insurability requirements, waiting periods, any evidence of insurability requirements or pre-existing conditions would apply under the analogous

NAPW Benefit Plan or PDN Benefit Plan in which any such Participating Employee (or spouse or dependent) was a participant or eligible to participate as of immediately prior to the Effective Time, and (B) give effect, in determining any deductibles, co-insurance or maximum out of pocket limitations, to amounts paid (without regard to medium of payment) by or on behalf of such Participating Employees prior to the Effective Time under a NAPW Benefit Plan or PDN Benefit Plan in which any such Participating Employee (or spouse or dependent) was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such NAPW Benefit Plan or PDN Benefit Plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs.

(b)           If requested by PDN at least ten business days prior to the Closing Date, NAPW shall take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of the NAPW Board of Directors necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any defined contribution NAPW Benefit Plan that contains a cash or deferred arrangement, whether intended to qualify under section 401(k) of the Code or otherwise (a “NAPW Defined Contribution Plan”).  If NAPW is required to terminate any NAPW Defined Contribution Plan, then NAPW shall provide to PDN prior to the Closing Date written evidence of the adoption by the NAPW Board of Directors of resolutions authorizing the termination of such NAPW Defined Contribution Plan (the form and substance of which resolutions shall be subject to the prior reasonable review and approval of PDN, which approval shall not be unreasonably withheld or delayed).

(c)           Nothing contained in this Section 6.5, express or implied, (1) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including without limitation, any NAPW Benefit Plan or any PDN Benefit Plan, (2) shall alter or limit the ability of any of PDN, Merger Sub, NAPW, the Surviving Subsidiary, or, with respect to PDN, its Subsidiaries to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them, (3) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (4) is intended to confer upon any person (including for the avoidance of doubt any current or former employee) any right as a third-party beneficiary of this Agreement.

(d)           To the maximum extent permitted by Law, PDN and NAPW shall treat, and cause their respective affiliates to treat, the U.S. federal and state income tax deductions resulting from any severance payments and any other compensatory payments arising as a result of the transactions contemplated hereby that are, in each case, made on the Closing Date as accruing on the day after the Closing pursuant to the “next day” rule of Treasury Regulation section 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law.

Section 6.6             Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, and except where a different standard of effort is provided in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including without limitation (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the PDN and NAPW Approvals, from Governmental Entities and making all necessary registrations and filings, (ii) obtaining all necessary consents, approvals or waivers from third parties and (iii) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b)           If any administrative or judicial action or proceeding or any proceeding or action by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or seeking to restrain, enjoin or otherwise prohibit the consummation of the Merger, each of NAPW and PDN shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.6.

Section 6.7             Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation becomes applicable to the transactions contemplated hereby, each party hereto and the members of their respective boards of directors shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.8             Public Announcements; Confidentiality.  NAPW and PDN shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and neither shall issue any such press release or other public statement or comment without the other’s prior consultation, except as may be required by applicable Law or by the rules or regulations of the SEC or any applicable national securities exchange.  PDN and NAPW agree to issue a joint press release announcing this Agreement upon the consummation of the transactions contemplated by this Agreement.  The parties hereto acknowledge that PDN and NAPW have previously executed the Confidentiality Agreement and agree that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.9             Indemnification and Insurance.

(a)           PDN and the Surviving Subsidiary shall indemnify the current and former directors, officers, employees and agents of NAPW (an “Indemnified Party”) for all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of NAPW or, while a director or officer of NAPW, is or was serving at the request of NAPW or as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law, and such obligations shall survive the Merger, and shall continue in full force and effect in accordance with their respective terms from the Effective Time, until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions.  Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of PDN and the Surviving Subsidiary within ten Business Days of receipt by PDN or the Surviving Subsidiary from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law. The certificate of incorporation and bylaws of the Surviving Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present officers, directors, employees and agents than are set forth in the NAPW Certificate of Incorporation and Bylaws, as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified, except as required by applicable Law, for a period of six years from the Effective Time, in any manner that would adversely affect the rights thereunder of any such individuals. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.9 that is denied by PDN or the Surviving Subsidiary, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then PDN or the Surviving Subsidiary shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by Law.

(b)           The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(c)            If PDN, the Surviving Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of PDN or the Surviving Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d)           The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers, directors, employees and agents of NAPW by Law, charter, statute, bylaw or agreement.

Section 6.10           Control of Operations.  Nothing contained in this Agreement shall give PDN, directly or indirectly, the right to control or direct NAPW operations prior to the Effective Time.  Prior to the Effective Time, NAPW shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.  Nothing contained in this Agreement shall give NAPW, directly or indirectly, the right to control or direct PDN’s operations prior to the Effective Time.  Prior to the Effective Time, PDN shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.11           No Other Representations or Warranties.  Except for the representations and warranties contained in Article III, neither NAPW nor any person on behalf of NAPW makes any other express or implied representation or warranty with respect to NAPW or with respect to any other information provided to PDN or Merger Sub in connection with the transactions contemplated by this Agreement.  Except for the representations and warranties contained in Article IV, none of PDN or Merger Sub or any other person on behalf of PDN or Merger Sub makes any other express or implied representation or warranty with respect to PDN or any of its Subsidiaries or with respect to any other information provided to NAPW in connection with the transactions contemplated hereby.

Section 6.12           Stock Exchange.  PDN shall use its reasonable best efforts to cause the shares of PDN Common Stock to be issued in the Merger (including the Merger Shares Consideration, the shares of PDN Common Stock underlying the Merger Option Consideration, the Jones Shares and the Wesser Shares) to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 6.13           PDN Board.  PDN shall take all requisite action to cause, effective as of the Effective Time, the board of directors of PDN to consist of nine (9) members, five (5) of whom shall be the current directors of PDN (each such person, a “PDN Board Designee”) and four (4) of whom shall be the persons identified by NAPW in Section 6.13 of the NAPW Disclosure Schedule (each such person, a “NAPW Board Designee”).

Section 6.14           Treatment as Reorganization.  Unless required by applicable Law, none of PDN, the Merger Sub or NAPW shall, and, with respect to PDN, shall not permit its Subsidiaries to, take any action (other than actions contemplated by this Agreement) or fail to take any action prior to, at or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of section 368(a) of the Code.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.1             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)           No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been adopted or entered and shall continue to be in effect.

(b)           The shares of PDN Common Stock to be issued in the Merger (including the Merger Share Consideration, the shares of PDN Common Stock underlying the Merger Option Consideration, the Jones Shares and the Wesser Shares) shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(c)           The Information Statement shall have been cleared by the SEC and shall have been mailed to the stockholders of PDN whose consent is not being solicited, in each case in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and there shall have elapsed such period of time as is required by applicable Law or stock exchange regulations since the date of such mailing.

(d)           The Registration Rights Agreement shall have been executed and delivered by the parties thereto.

(e)           The PDN Charter Amendment shall have been executed, filed and effective.

Section 7.2             Conditions to Obligation of NAPW to Effect the Merger.  The obligation of NAPW to effect the Merger is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of PDN and Merger Sub set forth in this Agreement (other than those contained in Section 4.1(a), Section 4.2(a), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(g), Section 4.17 and Section 4.23 which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “PDN Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a PDN Material Adverse Effect.  The representations and warranties set forth in Section 4.1(a), Section 4.2(a), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(g), Section 4.17 and Section 4.23 shall be true and correct in all respects (except, in the case of Section 4.3(a), Section 4.3(b) and Section 4.3(c), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b)           PDN shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           PDN shall have delivered to NAPW a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied.

(d)           Since the date hereof, no PDN Material Adverse Effect shall have occurred.

(e)           PDN shall have notified NAPW in writing of PDN’s aggregate balance of cash plus short term investments as of the Closing Date, which shall not be less than Ten Million Dollars and 00/100 ($10,000,000).

Section 7.3             Conditions to Obligation of PDN to Effect the Merger.  The obligation of PDN to effect the Merger is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of NAPW set forth in this Agreement (other than those contained in Section 3.1(a), Section 3.2(a), Section 3.3(a), Section 3.16, and Section 3.17, which are covered by the next succeeding sentence), disregarding all qualifications and exceptions contained therein related to “materiality” or “NAPW Material Adverse Effect,” shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a NAPW Material Adverse Effect.  The representations and warranties of NAPW set forth in Section 3.1(a), Section 3.2(a), Section 3.3(a), Section 3.16, and Section 3.17 shall be true and correct in all respects (except, in the case of Section 3.2(a), for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, as of such date).

(b)           NAPW shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           NAPW shall have delivered to PDN a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(e) have been satisfied.

(d)           Since the date hereof, no NAPW Material Adverse Effect shall have occurred.

(e)           All NAPW Approvals shall have been obtained.

(f)           Each NAPW Key Employee shall have entered into an employment agreement with PDN with a term of not less than three years from the Effective Time in substantially the form attached hereto as Exhibit 9.

(g)           The PDN Board of Directors shall have received an opinion From Aegis Capital Corp. that the Merger Consideration to be paid by PDN pursuant to this Agreement is fair from a financial point of view to the stockholders of PDN, in form and substance reasonably acceptable to the PDN Board of Directors.

(h)           Each of Jones and Wesser shall have delivered to PDN subscription agreements with respect to the purchase of the Jones Shares and the Wesser shares, respectively, each in form and substance reasonably satisfactory to PDN.

ARTICLE VIII
TERMINATION

Section 8.1             Termination and Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of NAPW and PDN;

(b)           by either PDN or NAPW if the Merger shall not have been consummated by December 31, 2014 (the “Outside Closing Date Termination Right”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, that, in the event that the SEC has not cleared the Information Statement by November 30, 2014, then either PDN or NAPW shall be entitled to extend the date for termination of this Agreement pursuant to this Section 8.1(b) for an additional sixty (60) days;

(c)           by either NAPW or PDN if an injunction, order, decree or ruling of a Governmental Entity of competent jurisdiction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable (the “Transaction Prohibition Termination Right”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose material breach of a representation, warranty, covenant or agreement in this Agreement has been a principal cause of the entry of such final and non-appealable injunction, order, decree or ruling;

(d)           by NAPW, if PDN shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by PDN by the 30th calendar day following receipt of written notice of such breach or failure to perform from NAPW (the “PDN Breach Termination Right”); provided, however, that NAPW shall not be entitled to terminate this Agreement under this Section 8.1(d) if NAPW is then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.3(a) or Section 7.3(b) (assuming, in the case of any untruth, that such subsequent date was the date of termination);

(e)           by PDN if Aegis Capital Corp. fails to deliver to the PDN Board of Directors an opinion that the Merger Consideration to be paid by PDN pursuant to this Agreement is fair from a financial point of view to the stockholders of PDN, in form and substance reasonably acceptable to the PDN Board of Directors; or

(f)           by PDN, if NAPW shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by NAPW by the 30th calendar day following receipt of written notice of such breach or failure to perform from PDN (the “NAPW Breach Termination Right”); provided, however, that PDN shall not be entitled to terminate this Agreement under this Section 8.1(f) if PDN is then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.2(a) or Section 7.2(b) (assuming, in the case of any untruth, that such subsequent date was the date of termination).

Section 8.2             Effect of Termination and Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section 8.2, Article IX and the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 9.2             Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which will constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

Section 9.3             Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.4             Specific Performance; Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, without the requirement to post bond or other security.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 9.5             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.6             Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)           To PDN or Merger Sub:

Professional Diversity Network, Inc.
801 West Adams Street, Suite 600
Chicago, IL 60607
Attention: Chief Executive Officer

with a copy to:

McGuirewoods LLP
1345 Avenue of the Americas, 7th Floor
New York, NY 10105
Attention: Stephen E. Older

(b)           To NAPW:

Matthew B. Proman
c/o NAPW, Inc.
1325 Franklin Avenue, Suite 160
Garden City, NY 11530

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Spencer G. Feldman

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7             Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

Section 9.8             Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

Section 9.9             Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement and thereof.  This Agreement, except for Article V and Section 6.9, which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 9.10           Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by NAPW, Proman, PDN and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the NAPW Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of NAPW, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of NAPW; provided, further, however, that after the receipt of the PDN Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of NASDAQ require further approval by the stockholders of PDN, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of PDN.  Notwithstanding the foregoing, no failure or delay by NAPW or PDN in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11           Headings.  Headings of the Articles and sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.12           Interpretation.  When a reference is made in this Agreement to an Article or section, such reference shall be to an Article or section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement will have those defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  References in this Agreement to specific laws or to specific provisions of laws include all rules and regulations promulgated thereunder.  Any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

Section 9.13           Definitions.  As used in this Agreement (except as specifically otherwise defined):

(a)           “affiliates” mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise;

(b)           “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Delaware and New York are authorized by law or executive order to be closed;

(c)           “Certificates” means certificates representing NAPW Common Shares;

(d)           “Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 2, 2014, by and between PDN and NAPW;

(e)           “Current Market Value” of PDN Common Stock as of a particular date shall mean the average of the price of a share of PDN Common Stock, determined on the basis of the last reported sales price regular way of PDN Common Stock reported on the composite tape, or similar reporting system for issues listed on the New York Stock Exchange, or if PDN Common Stock is not traded in such Exchange, the National Market System of NASDAQ, for the ten (10) consecutive trading days (the “Measurement Days”) commencing twelve (12) trading days before such date; or if PDN Common Stock is not traded on either such Exchange or the National Market System, the average during the Measurement Days quoted in the NASDAQ System as of the close of business on each such day or, if PDN Common Stock is not traded on the NASDAQ System, the average during the Measurement Days of averages of the high bid and low asked prices as of the close of business on such dates as reported by the OTC Bulletin Board or a tier of the OTC Markets Group or any similar successor organization or, if none of the above applies, the Current Market Value will be determined by an independent reputable valuation and appraisal company mutually agreed upon by PDN and Proman (which appraiser shall be instructed to disregard any minority interest discount), and if no agreement can be reached within a 30-day period, by the average of the two Current Market Values determined by independent reputable valuation and appraisal companies retained by each of PDN and Proman; provided, however, that the aggregate fees and expenses of any such independent valuation and approval company or companies shall be shared evenly between PDN, on the one hand, and Proman, on the other hand.

(f)           “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances;

(g)           “Escrowed Shares” means 1,261,969 shares of PDN Common Stock that would otherwise be issuable as part of the Merger Share Consideration at the Effective Time.

(h)           “Fully Diluted Equity” means (i) with respect to PDN, the total number of shares of PDN Common Stock then issued and outstanding, including the full conversion or exercise of all then outstanding options and warrants to purchase PDN Common Stock, and (ii) with respect to NAPW, the total number of NAPW Common Shares then issued and outstanding;

(i)           “GAAP” means accounting principles generally accepted in the United States;

(j)           “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.  Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls;

(k)           “Indebtedness” means (A) all indebtedness for borrowed money (including the issuance of any debt security), (B) any other indebtedness that is evidenced by a note, bond, mortgage debenture or similar instrument, (C) all obligations under capital leases, (D) all obligations in respect of outstanding letters of credit and (E) all guarantee obligations with respect to the foregoing;

(l)           “Indemnification Cap” means, in the case of indemnification by Proman, an amount of cash and/or Escrowed Shares (valued at the Current Market Price on the date of determination) having a total value of $5,300,000, and in the case of indemnification by PDN and the Surviving Subsidiary, $5,300,000; provided, however, that notwithstanding the foregoing, Proman’s indemnification obligations shall be limited and satisfied solely in accordance with Section 5.5.

(m)           “Information Statement” means the Schedule 14C information statement to be prepared and filed by the Company with the SEC with respect to the PDN Stockholder Approval Matters.

(n)           “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials;

(o)           “Jones” means Star Jones, an individual.

(p)           “knowledge” means (i) with respect to an individual, that such individual is actually aware of the relevant fact and (ii) with respect to any person, that any officer of such person is actually aware of the relevant fact;

(q)           “Merger Cash Consideration” means Three Million Four Hundred Fifty Thousand and 00/100 Dollars ($3,450,000);

(r)           “Merger Consideration” shall mean the Merger Share Consideration, plus the Merger Option Consideration, plus the Merger Cash Consideration, plus the Seller Note;

(s)           “Merger Option Consideration” is defined in Section 2.2.

(t)           “NASDAQ” shall mean the NASDAQ OMX trading market;

(u)           “NAPW Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably expected to be, (x) materially adverse to the assets, properties, business, prospects or financial condition or results of operations of NAPW, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including governmental, regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world or changes in interest rates, but, in each case, only to the extent such matters do not have a disproportionate impact on NAPW as compared to other participants in their industries or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement, other than for purposes of Section 3.3 (and the condition contained in Section 7.3(a) with respect thereto), (ii) changes in applicable Law or GAAP or interpretation thereof by a third party, (iii) the failure, in and of itself, of NAPW to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a

NAPW Material Adverse Effect and may be taken into consideration in determining whether a NAPW Material Adverse Effect has occurred), (iv) any legal proceedings made or brought by any of the stockholders of NAPW (on their own behalf or on behalf of NAPW) against NAPW or PDN arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or (y) prevent or materially delay the performance by NAPW of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(v)           “NAPW Stockholder” means Proman, the sole stockholder of NAPW;

(w)           “PDN Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, (x) materially adverse to the assets, properties, business, prospects or financial condition or results of operations of PDN and its Subsidiaries, taken as a whole, but shall not include an effect arising from facts, circumstances, events or changes, (a) generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including governmental, regulatory, social or political conditions or developments (including any outbreak or escalation of hostilities or acts of war, whether or not pursuant to the declaration of a national emergency or war, or acts of terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world or changes in interest rates, but, in each case, only to the extent such matters do not have a disproportionate impact on PDN and its Subsidiaries as compared to other participants in their industries or (b) to the extent resulting from (i) the announcement of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement other than for purposes of Section 4.2 (and the condition contained in Section 7.2(a) with respect thereto), (ii) changes in applicable Law or GAAP or interpretation thereof by a third party, (iii) changes, solely in and of themselves, in the market price or trading volume of the PDN Common Stock (it being understood that the cause of any such changes may be deemed to constitute, in and of itself, a PDN Material Adverse Effect and may be taken into consideration in determining whether a PDN Material Adverse Effect has occurred), or (iv) the failure, in and of itself, of PDN to meet any expected or projected financial or operating performance target, but not any underlying cause of such failure (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a PDN Material Adverse Effect and may be taken into consideration in determining whether a PDN Material Adverse Effect has occurred); or (y) prevent or materially delay the performance by PDN of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(x)           “PDN Stock Option” means options to purchase PDN Common Stock;

(y)           “Permitted Liens” means, as to any person, any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the ordinary course of business, (C) that is disclosed on the most recent consolidated balance sheet of such person or notes thereto or securing liabilities reflected on such balance sheet, (D) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such person, (E) with respect to Leased Real Property, related to the rights of tenants and subtenants under Real Property Leases and Real Property Subleases, including, without limitation, any right of first offer, right of first refusal or options to purchase, (F) with respect to Leased Real Property, that is disclosed by any title commitment, any title policy, survey or other document made available to either PDN or NAPW, as applicable, (G) that is a title exception, defect, encumbrance or other matter, whether or not of record, which does not materially affect the continued use of the property for the purposes for which the property is currently being used by such person or a Subsidiary of such person as of the date of this Agreement or (H) with respect to any Real Property Lease that affects the interest of the landlord thereunder, which does not materially impair the value or use of such Real Property Lease;

(z)           “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person;

(aa)           “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

(bb)           “SEC” means the U.S. Securities and Exchange Commission;

(cc)           “Seller Note” means the promissory note issued by PDN in favor of Proman in the original principal amount of $550,000 in the form attached hereto as Exhibit 8.

(dd)           “Subsidiaries” of any party mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner or managing member (excluding partnerships or limited liability companies in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership or limited liability company);

(ee)           “Tax Law” means any Law related to Taxes;

(ff)           “Taxes” means (x) any and all domestic or non-U.S., federal, state, provincial, municipal, local or other charges in the nature of taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, escheat, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (y) all liability for the payment of any amounts of the type described in clause (x) as a result of successor liability or as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (z) all liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y) and (ii) “Tax Return” means any return, report, claim for refund, or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, statement, or declaration of estimated Taxes, and including any amendment thereof;

(gg)           “Wesser” means Christopher Wesser, an individual; and each of the following terms is defined on the page set forth opposite such term:

Term	Section
Affiliates	Section 9.13(a)
Agreement	Preamble
Approving PDN Stockholders	Recitals
Business Day	Section 9.13(b)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 9.13(c)
Certifications	Section 4.4(a)
Claiming Party	Section 5.6(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 1.8
Commonly Controlled Entity	Section 3.8(a)
Confidentiality Agreement	Section 9.13(d)
Contract	Section 3.3(c)
Control	Section 9.13(a)
Current Market Value	Section 9.13(e)
Dissenting Shares	Section 2.1(e)
Effective Time	Section 1.3
Environmental Law	Section 9.13(f)
ERISA	Section 3.8(a)
Escrowed Shares	Section 9.13(e)
Exchange Act	Section 3.3(b)
Exchange Ratio	Section 2.1(d)
Fully Diluted Equity	Section 9.13(h)
Fundamental Representations	Section 5.3
GAAP	Section 9.13(i)
Governmental Entity	Section 3.3(b)
Hazardous Substance	Section 9.13(j)
Indebtedness	Section 9.13(k)
Indemnification Cap	Section 9.13(l)
Indemnification Notice	Section 5.6(a)
Indemnification Notice Period	Section 5.6(a)
Indemnified Party	Section 5.6(a), Section 6.9(a)
Indemnity Period	Section 5.3
Intellectual Property	Section 9.13(n)
IRS	Section 3.8(b)
Jones	Section 9.13(o)
Jones Shares	Section 2.1(a)
Knowledge	Section 9.13(p)
Law	Section 3.6(a)
Laws	Section 3.6(a)

Term	Section
Leased Real Property	Section 3.15(b)
Lien	Section 3.12(f)
Losses	Section 5.1
Merger	Recitals
Merger Cash Consideration	Section 9.13(q)
Merger Consideration	Section 9.13(r)
Merger Option Consideration	Section 2.2
Merger Share Consideration	Section 2.1(a)
Merger Sub	Preamble
NAPW	Preamble
NAPW Affiliate Transactions	Section 3.21
NAPW Approvals	Section 3.3(b)
NAPW Balance Sheet	Section 3.4(a)
NAPW Benefit Plans	Section 3.8(a)
NAPW Board Designee	Section 6.13
NAPW Board of Directors	Recitals
NAPW Breach Termination Right	Section 8.1(f)
NAPW Bylaws	Section 3.1(c)
NAPW Certificate of Incorporation	Section 3.1(c)
NAPW Common Share	Section 2.1(a)
NAPW Common Shares	Section 2.1(a)
NAPW Defined Contribution Plan	Section 6.5(b)
NAPW Disclosure Schedule	ARTICLE III
NAPW Financial Statements	Section 3.4(a)
NAPW Indemnified Persons	Section 5.2
NAPW Intellectual Property	Section 3.14(b)
NAPW Key Employee	Section 3.13(f)
NAPW Material Adverse Effect	Section 7.3(a), Section 9.13(u)
NAPW Material Contracts	Section 3.18(a)
NAPW Permits	Section 3.6(b)
NAPW Post-Signing Returns	Section 6.1(e)(i)
NAPW Recommendation	Section 3.3(a)
NAPW Stockholder	Section 9.13(v)
NAPW Stockholder Approval	Section 3.16
NAPW Stockholder Approval Matters	Section 3.16, Section 4.23
NAPW Third Party Intellectual Property	Section 3.14(b)
NAPW Unaudited Interim Balance Sheet	Section 3.4(a)
NAPW Voting Agreement	Recitals
NASDAQ	Section 9.13(t)
New Plans	Section 6.5(a)
NYCL	Recitals

Term	Section
Outside Closing Date Termination Right	Section 8.1(b)
Participating Employees	Section 6.5(a)
PDN	Preamble
PDN Affiliate Transactions	Section 4.20
PDN Benefit Plans	Section 4.9(a)
PDN Board Charters and Policies	Section 4.1(c)
PDN Board Designee	Section 6.13
PDN Board of Directors	Recitals
PDN Breach Termination Right	Section 8.1(d)
PDN Bylaw Amendment	Section 4.23
PDN Charter Amendment	Section 4.23
PDN Common Stock	Section 4.3(a)
PDN Commonly Controlled Entity	Section 4.9(a)
PDN Disclosure Schedule	ARTICLE IV
PDN Indemnified Persons	Section 5.1
PDN Intellectual Property	Section 4.15(b)
PDN Key Employee	Section 4.14(f)
PDN Material Adverse Effect	Section 9.13(w), Section 7.2(a)
PDN Material Contracts	Section 4.18(a)
PDN Permits	Section 4.7(b)
PDN Post-Signing Returns	Section 6.1(d)(i)
PDN Real Property Subleases	Section 4.16(c)
PDN SEC Documents	Section 4.4(a)
PDN Stock Incentive Plan	Section 4.3(a)
PDN Stock Option	Section 9.13(x)
PDN Stockholder Approval Matters	Section 4.23
PDN Third Party Intellectual Property	Section 4.15(b)
PDN Voting Agreement	Recitals
Permitted Liens	Section 9.13(y)
Person	Section 9.13(z)
Proman	Preamble
Proman Shares	Section 2.1(a)
Real Property Leases	Section 3.15(b)
Real Property Subleases	Section 3.15(c)
Registration Rights Agreement	Recitals
Representatives	Section 6.2
Response Notice	Section 5.6(d)
Sarbanes-Oxley Act	Section 9.13(aa)
SEC	Section 9.13(bb)
Securities Act	Section 3.3(b)
Seller Note	Section 9.13(cc)
SPD	Section 3.8(b)

Term	Section
Subsidiaries	Section 9.13(dd)
Surviving Subsidiary	Section 1.1
Tax Law	Section 9.13(ee)
Tax Return	Section 9.13(ff)
Taxes	Section 9.13(ff)
Termination Date	Section 6.1(a)
Third Party Claim	Section 5.6(a)
Third Party Claim Notice	Section 5.6(a)
Transaction Prohibition Termination Right	Section 8.1(c)
WARN Act	Section 3.13(e)
Wesser	Section 9.13(gg)
Wesser Shares	Section 2.1(a)

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ James Kirsch
Name:	James Kirsch
Title:	Chief Executive Officer

NAPW MERGER SUB, INC.

By:	/s/ James Kirsch
Name:	James Kirsch
Title:	President

[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above

NAPW, INC.

By:	/s/ Matthew B. Proman
Name:	Matthew B. Proman
Title:	Chairman, President and Chief Executive Officer

/s/ Matthew B. Proman
Matthew B. Proman, individually

[Signature page to Agreement and Plan of Merger]

EXHBIT 1

EXHBIT 2

EXHBIT 3

EXHBIT 4

EXHBIT 5

EXHBIT 6

EXHBIT 7

EXHBIT 8

EXHBIT 9

Reserved.

ANNEX A
APPROVING PDN STOCKHOLDERS

James Kirsch
Daniel Ladurini
Rudy Martinez